                                                                     Exhibit 2.1


                            ASSET PURCHASE AGREEMENT
                            ------------------------

                                      among

                                INTERCEPT, INC.,
                              a Georgia corporation

                                       and

                         INTERCEPT BILLING COMPANY, LLC,
                       a Georgia limited liability company

                                       and

                         INTERNET BILLING COMPANY, LTD.,
                          a Florida limited partnership

                                       and

                             IBILL CALIFORNIA, LLC,
                     a California limited liability company

                                       and

                         LIBERTY MERCHANT SERVICES, LLC,
                       a Florida limited liability company

                                       and

                             IBILL TECHNOLOGIES LLC,
                       a Florida limited liability company

                                       and

                             INTERNET BILLING CORP.,
                              a Florida corporation

                                       and

                                  IBILL CORP.,
                             a Delaware corporation

                                       and

                                 IBILL GAP, LLC,
                       a Florida limited liability company

                                       and

                              CSR BILLING.COM, LLC,
                       a Florida limited liability company




                                 March 19, 2001

TABLE OF CONTENTS

                                                                                       Page
                                                                                       ----

ARTICLE 0 - DEFINITIONS ..............................................................   2

ARTICLE 1 - SALE AND PURCHASE.........................................................   5
         1.1     Included Assets......................................................   5
         1.2     Intent of the Parties................................................   8
         1.3     Title to and Transfer of Assets......................................   9
         1.4     Excluded Assets......................................................   9
         1.5     Additional Disclosure Regarding Assets of Subsidiaries...............  10

ARTICLE 2 - ASSUMPTION OF LIABILITIES BY THE PURCHASER................................  11
         2.1     Assumed Liabilities..................................................  11
         2.2     Liabilities Not Assumed..............................................  11

Article 3 - CLOSING AND PURCHASE PRICE................................................  13
         3.1     Closing..............................................................  13
         3.2     Purchase Price.......................................................  13
         3.3     Earnout..............................................................  14
         3.4     Fair Market Value of Assets..........................................  14
         3.5     Delivery of Disclosure Memoranda.....................................  14

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF THE SELLERS.............................  15
         4.1     Entity Organization..................................................  15
         4.2     Entity Power; Authorization; Enforceable Obligations.................  16
         4.3     No Conflict..........................................................  16
         4.4     Required Government Consents.........................................  16
         4.5     Required Contract Consents...........................................  17
         4.6     Financial Matters....................................................  17
         4.7     Absence of Changes...................................................  17
         4.8     No Undisclosed Liabilities...........................................  19
         4.9     Title to Tangible Property...........................................  19
         4.10    Condition of Property and Systems....................................  19
         4.11    Inventory............................................................  20
         4.12    Contracts............................................................  20
         4.13    Intellectual Property................................................  20
         4.14    Leases...............................................................  22
         4.15    Restrictions on Business Activities..................................  22
         4.16    Litigation...........................................................  22
         4.17    Court Orders, Decrees, and Laws......................................  22
         4.18    Personnel and Compensation...........................................  23
         4.19    Employee Benefit Plans and Arrangements..............................  24

         4.20    Insurance Policies...................................................................   25
         4.21    Broker's or Finder's Fees............................................................   25
         4.22    Accounts Receivable..................................................................   25
         4.23    Vehicles.............................................................................   25
         4.24    No Guarantees........................................................................   25
         4.25    Tax Matters..........................................................................   26
         4.26    Insurance............................................................................   26
         4.28    Customers and Suppliers..............................................................   26
         4.29    No Commitments Regarding Future Products.............................................   27
         4.30    Disclosure...........................................................................   27

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF THE INTERCEPT PARTIES...................................   27
         5.1     Corporate Existence..................................................................   27
         5.2     Corporate Power and Authorization....................................................   27
         5.3     No Conflict..........................................................................   28
         5.4     Broker's or Finder's Fees............................................................   28
         5.5     SEC Documents........................................................................   28
         5.6     Financial Statements.................................................................   28
                 --------------------
         5.7     Litigation...........................................................................   28
                 ----------
         5.8     Compliance With Laws.................................................................   28

ARTICLE 6 - CONDUCT OF BUSINESS PRIOR TO CLOSING......................................................   29
         6.1     Financial Statements.................................................................   29
         6.2     Working Capital......................................................................   29
         6.3     Maintenance of Assets and Business...................................................   29
         6.4     Notice of Disputes...................................................................   29
         6.5     No Action Without Consent............................................................   29
         6.6     Notice to Employees..................................................................   31
         6.7     Distributions Prior to Closing.......................................................   31

ARTICLE 7 - CONDITIONS TO CLOSING.....................................................................   31
         7.1     Conditions to Obligations of Each Party to Close the Contemplated Transactions.......   31
         7.2     Additional Conditions to Obligations of Sellers......................................   32
         7.3     Additional Conditions to Obligations of InterCept Parties............................   32

ARTICLE 8 - ADDITIONAL AGREEMENTS.....................................................................   33
         8.1     Cooperation..........................................................................   33
         8.2     Access...............................................................................   33
         8.3     Interim Financials...................................................................   34
         8.4     Records..............................................................................   34
         8.5     Use of Company Name..................................................................   34
         8.6     Expenses.............................................................................   34
         8.7     Tax Matters..........................................................................   35

         8.8     Casualty......................................................................  35
         8.9     Setoff........................................................................  36
         8.10    Confidentiality...............................................................  36
         8.11    No Public Announcements.......................................................  37
         8.12    Funds Received After Closing..................................................  37
         8.13    Acquisition Proposals.........................................................  37
         8.14    Employment....................................................................  37
         8.15    Hart-Scott Rodino.............................................................  37
         8.16    Non-Competition Agreements....................................................  38
         8.17    Termination of Sellers' 401(k) Plan...........................................  38
         8.18    Duty of InterCept Parties Regarding Earnout Payments..........................  38
         8.19    Special Covenants of Parent...................................................  38
         8.20    Certain Purchaser 401(k) Plan Service Credit..................................  39
         8.21    Additional Signing Date Deliveries............................................  39
         8.22    Additional Closing Deliveries.................................................  40
         8.23    Audited Financial Statements..................................................  41
         8.24    Signing Date Document Delivery................................................  41
         8.25    Closing Date Document Delivery................................................  41
         8.26    Working Capital...............................................................  42
         8.27    Debitpayments.................................................................  42

ARTICLE 9 - INDEMNIFICATION ...................................................................  42
         9.1     Indemnification by iBill and iBill Corp.......................................  42
         9.2     Indemnification by the Purchaser..............................................  44
         9.3     Notice of Claim...............................................................  44
         9.4     Defense.......................................................................  44
         9.5     Limitations...................................................................  45
         9.6     Indemnification Exclusive Remedy..............................................  46
         9.7     Purchaser's and Parent's Obligations..........................................  46
         9.8     Exculpation...................................................................  46

ARTICLE 10 - TERMINATION ......................................................................  47
         10.1    Termination...................................................................  47
         10.2    Break-up Fee..................................................................  48
         10.3    Effect of Termination.........................................................  48

ARTICLE 12 - MISCELLANEOUS ....................................................................  48
         11.1    Contents of Agreement; Parties in Interest; etc...............................  48
         11.3    Notices.......................................................................  49
         11.4    Georgia Law to Govern.........................................................  50
         11.5    No Benefit to Others..........................................................  50
         11.6    Headings, Gender..............................................................  50
         11.7    Schedules and Exhibits........................................................  51
         11.8    Severability..................................................................  51
         11.9    Counterparts..................................................................  51

         11.10   Assistance of Counsel..................................................................  51
         11.11   Time of the Essence....................................................................  51
         11.12   Actions and Proceedings................................................................  51
         11.13   Execution by Facsimile.................................................................  51
         11.14   Survival of Representations, Warranties, Covenants and Agreements......................  51
         11.15   Appointment of Designated Officials....................................................  52

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement"), is made and entered into this 19th day of March, 2002, by and among InterCept, Inc., a Georgia corporation (the "Parent"); InterCept Billing Company, LLC, a Georgia limited liability company (the "Purchaser"; the Parent and the Purchaser are sometimes together referred to as the "InterCept Parties"); Internet Billing Company, Ltd., a Florida limited partnership ("iBill"); iBill California, LLC, a California limited liability company ("iBill CA"); Liberty Merchant Services, LLC, a Florida limited liability company ("Liberty"); iBill Technologies LLC, a Florida limited liability company ("iBill Technologies"); Internet Billing Corp., a Florida corporation ("iBill Corp."); and iBill Corp., a Delaware corporation ("iBill Corp. (Delaware)"); iBill GAP, LLC, a Florida limited liability company ("iBill GAP"); and CSR Billing.com, LLC, a Florida limited liability company ("CSR"). iBill, iBill CA, Liberty, iBill Technologies, iBill Corp. (although iBill Corp. is not selling, transferring or conveying any assets under this Agreement), iBill Corp. (Delaware), iBill GAP, and CSR are collectively referred to in this Agreement as the "Sellers." All of the Sellers other than iBill and iBill Corp. are collectively referred to as the "Subsidiaries." Capitalized terms used in this Agreement but not otherwise defined shall have the meanings ascribed to them as set forth in the Definitions section of this Agreement.

                                    Recitals:

         The Sellers are engaged in the business of providing various services that enable, among other things, merchants to accept and process real-time payments for goods and services over the Internet, as well as services related to outsourced payment processing, transaction processing, risk management, transaction security, fraud control, reporting tools, subscription, accounting/bookkeeping services, shopping cart functionality, marketing, payment options, interface, and back office management (collectively, the "Acquired Business").

         The Purchaser desires to purchase, and iBill desires to sell, substantially all of the assets of iBill associated with the Acquired Business, and the Sellers desire to transfer, and the Purchaser desires to assume, substantially all of the liabilities of iBill arising in connection with the Acquired Business, all upon the terms and conditions and subject to the limited exceptions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements of the parties provided below, the parties to this Agreement, intending to be legally bound, do hereby agree as follows:

                                    Article 0
                                   DEFINITIONS

         For purposes of this Agreement, the following terms shall have the following meanings:

         "Affiliates" of a particular Person means other Persons controlled by,
          ----------
controlling, or under common control with, such Person.

         "Acquired Business" is defined in the first paragraph of the Recitals.
          -----------------

         "Acquisition Proposal" is defined in Section 8.13.
          --------------------

         "Assets" is defined in Section 1.1
          ------

         "Beneficiaries" is defined in Section 4.19.1.
          -------------

         "Cash Payment" is defined in Section 3.2.
          ------------

         "Chargeback" means a transaction processed by the Acquired Business
          ----------
that is revoked, denied, refunded, returned, protested, repudiated or otherwise reversed, each in such a manner as to cause funds to be paid or returned to, or set off by, the consumer, merchant, transaction processor, credit card company (or association), bank or other Person involved in the transaction.

         "Claim" is defined in Section 9.3.
          -----

         "Claimant" is defined in Section 9.3.
          --------

         "Closing" is defined in Section 3.1.
          -------

         "Closing Date" is defined in Section 3.1.
          ------------

         "Closing Disclosure Memorandum" means the memorandum signed and
          -----------------------------
delivered by the Sellers on the Closing Date containing the information required to be disclosed under this Agreement as of the Closing Date.

         "Confidential Information" means all information relating to the
          ------------------------
Acquired Business, the business (current or future) of the InterCept Parties, any Affiliate of the InterCept Parties, which information is reasonably regarded as confidential or being information not in the public domain including, without limitation: all Inventions; technical data; research and development information; business records, information and notes; products; "know-how"; Trade Secrets; engineering or other data; designs, specifications, processes and formulae; manufacturing or planning procedures, techniques or information; marketing plans, strategies and forecasts; business and product development plans, strategies and forecasts; financial statements, budgets, prices, costs and financial projections; accounting procedures or financial information; names and details of consumers, customers, suppliers and agents; employee details; and secret information; together with the possible or likely function, purpose or application of that information whether in the current activities of the InterCept Parties, the Sellers or any Affiliate of any of them or fields to which the activities of the InterCept Parties, the Sellers or any Affiliate of any of them may reasonably extend from time to time, any part of or improvements to that information, and any recommendation, test or report of the InterCept Parties, the Sellers or any Affiliate of any of them or any consultant or agent in connection with that information; and whether such information is oral, written, recorded or stored by electronic, magnetic, electromagnetic or other form or process or otherwise in a machine readable form, translated from the original form, recompiled, made into a compilation, wholly or partially copied, modified, updated or otherwise altered, or originated or obtained by, or coming into the possession, custody, control or knowledge of the InterCept Parties, the Sellers or any Affiliate of any of them either alone or jointly.

         "Contemplated Transactions" is defined in Section 3.1.
          -------------------------

         "Designated Official" initially means Scott R. Meyerhoff, or John W.
          -------------------
Collins if Mr. Collins provides the Seller Designated Official notice that he is to be considered the "Designated Official."

         "Earnout Payments" is defined in Section 3.3.
          ----------------

         "Escrow" is defined in Section 3.2.
          ------

         "Escrow Agent" means First Union National Bank.
          ------------

         "Escrow Agreement" is defined in Section 3.2.
          ----------------

         "Escrow Cash" is defined in Section 3.2.
          -----------

         "Equity Rights" means subscriptions, options, warrants, calls,
          -------------
commitments, or agreements of any character calling for the transfer, purchase, subscription, or issuance of any Shares of a Subsidiary.

         "GAAP" means generally accepted accounting principles, consistently
          ----
applied.

         "Intellectual Property" is defined in Section 1.1.4.
          ---------------------

         "Invention" means any invention, drawing, design, model, contrivance,
          ---------
structure, specification, improvement, discovery, creation, idea, concept, formula, process and other work or contribution however developed, created, made discovered or conceived, and whether or not patented or patentable (whether by renewal or otherwise), protected by copyright, or otherwise protected or capable of protection by law anywhere.

         "Laws" means federal state, local or foreign laws (including without
          ----
limitation, common law), treaties, judicial decisions, ordinances, regulations, rules, judgments, orders, decrees, injunctions, judgments, permits, or governmental restrictions.

         "Litigation" shall mean, with respect to a Person, any claim, action,
          ----------
suit, proceeding, inquiry, hearing, arbitration, administrative proceeding, or investigation.

         "Loss" and "Losses" are defined in Section 9.1.
          ----       ------

         "Material Adverse Effect" shall mean, with respect to any entity or
          -----------------------
group of entities, a material adverse effect on the business, operations, assets, liabilities, financial condition, or results of operations of such entity or group of entities taken as a whole, or on the ability of such entity or group of entities to perform in all material respects its or their obligations hereunder, or which would prevent or materially delay the consummation of the Contemplated Transactions.

         "Obligor" is defined in Section 9.3.
          -------

         "Parties" shall mean the InterCept Parties and the Sellers.
          -------

         "Person" means an individual, corporation, partnership, trust, limited
          ------
liability company, firm, governmental authority or body, association, unincorporated organization, or any other entity.

         "Plans" is defined in Section 4.19.1.
          -----

         "Purchase Documents" is defined in Section 11.1.
          ------------------

         "Purchase Price" is defined in Section 3.2.
          --------------

         "Purchaser Indemnitees" is defined in Section 9.1.
          ---------------------

         "Required Notice" is defined in Section 9.3.
          ---------------

         "Seller Designated Official" shall mean Albert J. Angel, and in the
          --------------------------
event of the death or disability of Albert J. Angel, Eric Cherry. In each case, the Seller Designated Official under this Agreement shall have all power and authority to act for the Sellers hereunder (including without limitation Exhibit
3.3 relating to the Earnout Payments as incorporated by reference herein) and under the Escrow Agreement.

         "Seller Indemnitees" is defined in Section 9.2.
          ------------------

         "Sellers' Premises" means the real estate (including fixtures,
          -----------------
buildings, and other
improvements thereon) leased or used by the Sellers at the addresses listed in the Signing Date and Closing Disclosure Memoranda.

         "Shares" shall mean any common or preferred stock, membership
          ------
interests, limited partnership interests, equity, or other similar interest of the Sellers, or any security convertible into Shares.

         "Signing Date" means the date this Agreement is signed by all Parties.
          ------------

         "Signing Date Disclosure Memorandum" means the memorandum signed and
          ----------------------------------
delivered by the Sellers on the Signing Date containing the information required to be disclosed under this Agreement as of the Signing Date.

         "Social" refers to employment-related obligations of the Sellers,
          ------
including all actual or contingent liabilities relating to unemployment, health, injury, death and retirement as well as any and all items of a similar nature.

         "Taxes" means all forms of levies, taxes, customs and other duties
          -----
normally deemed to be of a fiscal or customs nature, including (a) all taxes levied, imposed or assessed under the Code, or any other statute, rule, ordinance or Law, in the United States or elsewhere; (b) taxes in the nature of sales tax, consumption tax, value added tax, payroll tax, group tax, undistributed profits tax, fringe benefits tax, recoupment tax, withholding tax, land tax, water rates, municipal rates, stamp duties, gift duties or other state, territorial, provincial or municipal charges or impositions levied, imposed or collected by any governmental body; and (c) any additional tax, interest, penalty, charge, fee or other amount of any kind assessed, charged or imposed in relation to the non-, late, short or incorrect payment of the same or the failure to file any return.

         "Trade Secrets" means any information of the InterCept Parties, the
          -------------
Sellers, or an Affiliate of any of them (including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers) which
(x) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (y) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

                                    ARTICLE 1
                                SALE AND PURCHASE

         1.1 Included Assets Upon the terms and subject to the conditions of
             ---------------
this Agreement, the Purchaser agrees to purchase, accept, and acquire from iBill, and iBill agrees to sell, transfer, assign, convey, and deliver to the Purchaser, at the Closing, all right, title, and interest in and to all of the assets, real, personal, and mixed, tangible or intangible, used directly or indirectly in or otherwise relating to the Acquired Business as owned or held by iBill, except as expressly excluded by Section 1.4 below. Subject to such express exclusion and qualification, the foregoing rights and assets are collectively referred to as the "Assets" in this Agreement. Without in any way limiting the generality of the foregoing, the Assets shall include all of iBill's right, title, and interest in and to the following, wherever located:

               1.1.1 All of iBill's service, license, marketing and other similar agreements and sales contracts used directly or indirectly in or otherwise relating primarily to the Acquired Business (the "License Agreements"), including, without limitation, the License Agreements disclosed in
Schedule 1.1.1.
--------------

               1.1.2 All of iBill's fixed assets, goods, equipment and other property used directly or indirectly in or otherwise relating primarily to the Acquired Business (the "Equipment"), including, without limitation, the Equipment disclosed in Schedule 1.1.2 (but excluding the Vehicles as defined
                       --------------
below).

               1.1.3 All inventories of iBill and all goods and supplies, in each case to the extent used directly or indirectly in or otherwise relating primarily to the Acquired Business (the "Inventory").

               1.1.4 The entire right, title and interest of iBill in connection with the conduct of the Acquired Business or used by iBill in connection with the conduct of the Acquired Business in, to, or under (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all Inventions (whether patentable or not), invention disclosures, improvements, Trade Secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all domain names, uniform resource locators and other names and locators associated with the Internet; (v) all industrial designs and any registrations and applications therefor; (vi) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefore; (vii) all databases and data collections and all rights therein; (viii) iBill's customer lists pertaining to the Acquired Business; (ix) all moral and economic rights of authors and inventors, however denominated, (x) any computer software and databases, whether owned or licensed, and (xi) any similar or equivalent rights to any of the foregoing (as applicable) used directly or indirectly or relating to the Acquired Business (collectively, as such is used in and/or relates to the business of the Acquired Business as currently conducted or as proposed to be conducted by the Sellers, the "Intellectual Property"), including, without limitation, the Intellectual Property listed on Schedule 1.1.4.
                   --------------

               1.1.5 All office furniture and fixtures of iBill used directly or indirectly in or otherwise relating primarily to the Acquired Business (the "Office Furniture"), including, without limitation, the Office Furniture disclosed on Schedule 1.1.5.
             --------------

               1.1.6 The entire leasehold, rental, or other interest arising under or pursuant to leases of:

                    (A) real property, including buildings, structures, and other improvements located thereon, fixtures contained therein, and appurtenances thereto, and easements and other rights relative thereto;

                    (B) equipment, including computer hardware and associated telecommunications equipment, media, and tools;

                    (C) office furniture; and

                    (D) other personalty;

               in each case as used directly or indirectly in or otherwise relating primarily to the Acquired Business (the "Leases"); as of the Signing Date, the Leases consist of all leases disclosed in Schedule 1.1.6.
                                                    ---------------

               1.1.7 All contracts, agreements, licenses, commitments, arrangements, and permissions, whether written or oral, entered into in connection with or otherwise relating to the Acquired Business, including all non-competition, non-solicitation, work-for-hire, confidentiality and similar types of covenants and agreements with the Sellers' former employees and with the Sellers' employees who do not become employees of the Intercept Parties at or after Closing (the "General Contracts"), which items are disclosed in
Schedule 1.1.7, to the extent not otherwise classified as License Agreements or
--------------
Leases.

               1.1.8 All business and marketing records, including accounting and operating records, asset ledgers, inventory records, reports, budgets, personnel and payroll records of employees of iBill to be employed by the Purchaser, customer lists, supplier lists, information and data respecting leased or owned equipment, correspondence and mailing lists, advertising materials and brochures, and other business records used directly or indirectly in or otherwise relating primarily to the Acquired Business or the Assets, in whatever form they exist (the "Business Records"). (Purchaser shall retain the Business Records in accordance with Section 8.4(b) below.)

               1.1.9 All governmental approvals, authorizations, certifications, consents, variances, permissions, licenses, and permits to or from, or filings, notices, or recordings to or with, federal, state, and/or local governmental authorities as well as states and jurisdictions outside of the U.S. (the "Authorizations"), directly or indirectly relating primarily to the Acquired Business, but subject, as to the reassignability to the Purchaser, to the procurement of the Required Government Consents (as defined in this Agreement), if any. As of the Signing Date, the Authorizations consist of the items disclosed in Schedule 1.1.9.
             --------------

               1.1.10 All claims iBill may have against any person relating to or arising from the Assets or the Acquired Business, including rights to recoveries for damages or defective goods and to refunds ("Seller Claims"), but not including any Seller Claims under or in connection with the Excluded Assets.

               1.1.11 Sufficient Assets at Closing such that the Working Capital (as defined in Section 8.26) will not be less than negative ($8,400,000).

               1.1.12 All accounts, trade accounts receivable and all notes, negotiable instruments, bonds and other evidences of indebtedness of and rights to receive payments arising out of sales occurring in the conduct of the Acquired Business, including any rights of iBill with respect to any third party collection procedures or any other actions or proceedings that have been commenced in connection therewith (the "Accounts Receivable"), including, but not limited to, the Accounts Receivable disclosed in Schedule 1.1.12.
                                                     ---------------

               1.1.13 All prepaid expenses, including but not limited to rents, credits and security deposits paid by iBill, relating to the Acquired Business (the "Prepaid Expenses"), including but not limited to, the items listed in
Schedule 1.1.13.
---------------

               1.1.14 [Intentionally Omitted].

               1.1.15 All security deposits deposited by or on behalf of iBill.

               1.1.16 All technical and descriptive materials relating to the maintenance or use of the Assets (including the Intellectual Property) or otherwise relating to the Acquired Business (the "Technical Documentation").

               1.1.17 [Intentionally Omitted].

               1.1.18 All Shares held by iBill in the Subsidiaries and in any other Person, including, without limitation, Interactive Payments LLC, a Florida limited liability company ("Interactive") and Certidigm, LC, a Florida limited liability company ("Certidigm"). (See Schedule 4.1.4 for the identity and
                                      --------------
material terms of iBill's ownership of Shares of the Subsidiaries, Interactive, and Certidigm.)

          1.2 Intent of the Parties. Although the Schedules to this Agreement
              ---------------------
are intended to be complete, to the extent any rights or assets of iBill relate exclusively to the Acquired Business or are otherwise necessary for the ownership and use of the Assets and the conduct of the Acquired Business, but are not properly itemized or do not appear in the applicable Schedules where required, then, unless this Agreement otherwise provides directly for the Purchaser to provide for or obtain such rights or assets in a different way or unless such rights or assets are specifically included in Excluded Assets, the general language of Section 1.1 shall govern, and such rights and assets shall nonetheless be deemed transferred to the Purchaser at Closing.

          1.3  Title to and Transfer of Assets. iBill agrees to convey to the
               -------------------------------
Purchaser fee simple, good, marketable and unencumbered title to all of the Assets, free of all Liens other than Permitted Liens, by appropriate documents of transfer and sale, including such bills of sale, endorsements and assignments, and other good and sufficient instruments of bargain and sale, in such form as shall be approved and deemed appropriate by legal counsel for the Purchaser. "Lien" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing, and "Permitted Lien" means (a) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles, (b) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent, (c) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the Acquired Business, and (d) Liens associated with the Leases disclosed in Schedule 1.1.6.
                             --------------

          1.4  Excluded Assets. Notwithstanding the foregoing, the Assets shall
               ---------------
not include any of the following:

               1.4.1 certificates and articles of incorporation and organization, minute books, stock books, tax returns, books of account or other records having to do with the corporate, limited partnership or limited liability company organization, as applicable, of iBill Corp., iBill, Interactive, Debitpayments and Certidigm;

               1.4.2 the rights that accrue or will accrue to the Sellers under this Agreement or any other agreement between iBill and the Purchaser entered into on or after the date hereof;

               1.4.3 the rights to any of iBill's claims for any federal, state, local, or foreign tax refunds;

               1.4.4 except as provided in Section 1.1.11, the deposits, deposit accounts, and investments plus all other cash, cash equivalents, deposits, deposit accounts, and investments arising from the Acquired Business on or prior to the Closing Date (including any amounts owed to iBill by employees as a result of the exercise of employee options);

               1.4.5 all insurance and reinsurance, surety, bonding, or indemnity policies, binders, or contracts, and the benefits of any prior insurance coverage to the extent still available, as established or obtained with respect to the Acquired Business or the Assets on or prior to the Closing Date, or thereafter if acquired by iBill, and related claims and refunds; and

               1.4.6 all refunds of Chargeback penalties actually paid by Sellers whether (i) directly or (ii) indirectly by indemnification of the InterCept Parties pursuant to this Agreement, which indemnification shall not (x) reduce the Maximum Indemnity (as defined in Section 9.5.2), or (y) be subject to the Basket (as defined in Section 9.5.1) to card associations prior to or in respect of periods prior to Closing;

               1.4.7 the Purchase Price (including the Cash Payment and the Earnout Payments);

               1.4.8 Any actual or potential cause of action against any of iBill's processing providers or other vendors by reason of any act or omission which may have resulted in iBill suffering a Chargeback penalty for activities occurring prior to Closing;

               1.4.9 Any actual or potential cause of action against any of Purchaser's processing providers or other vendors by reason of any act or omission which may have resulted in the Purchaser suffering a Chargeback penalty for activities occurring prior to Closing, and for which the Sellers have either paid the Chargeback penalty or indemnified the Intercept Parties;

               1.4.10 Any right to recover from (or pass through to) merchants, consumers, or other Persons any Chargeback penalties suffered by iBill for activities occurring prior to Closing;

               1.4.11 Any right to recover from (or pass through to) merchants, consumers, or other Persons any Chargeback penalties suffered by Purchaser for activities occurring prior to Closing, and for which the Sellers have either paid the Chargeback penalty or indemnified the Intercept Parties;

               1.4.12 the other assets, properties or rights disclosed in
Schedule 1.4 (collectively, the "Excluded Assets").
------------

          1.5  Additional Disclosure Regarding Assets of Subsidiaries. (a) The
               ------------------------------------------------------
Parties acknowledge that the Purchaser is purchasing, as part of the Assets, all of the Shares that iBill owns in each of the Subsidiaries, and that the Subsidiaries are not separately selling their assets to the Purchaser. Nonetheless, each of the Schedules required under Section 1.1 shall disclose, under an appropriate heading identifying the applicable Subsidiary, any asset of any Subsidiary that would be required to be disclosed on such Schedule if it were an asset owned directly by iBill. Except as expressly stated otherwise in this Agreement, those assets of the Subsidiaries shall be deemed to be part of the "Assets" for purposes of the representations and warranties in this Agreement as the context reasonably requires so as to give the InterCept Parties the full benefit of those representations and warranties even though the assets of the Subsidiaries are not being directly transferred to the Purchaser.

          (b) For the avoidance of doubt, no part of the Purchase Price (including the Cash Payment and the Earnout Payments) shall inure to the Subsidiaries and the entirety of the same shall be payable solely to iBill.

                                    ARTICLE 2
                   ASSUMPTION OF LIABILITIES BY THE PURCHASER

          2.1  Assumed Liabilities. At and after the Closing, and subject to the
               -------------------
express exclusions disclosed in Section 2.2, the Purchaser shall assume and pay in a timely fashion and be responsible for the obligations and liabilities of iBill that arise out of the Acquired Business or the Assets (the "Assumed Liabilities"). Without limitation of the preceding sentence, and notwithstanding anything in Section 2.2 to the contrary, the Assumed Liabilities shall include iBill's (i) ordinary course payables and accrued expenses; (ii) customer funds, deposits and reserves; (iii) liabilities for which reserves have been established; (iv) obligations under the License Agreements, Leases and General Contracts arising after the Closing; (v) all Chargebacks, revocations and refunds associated with electronic payments processed by or on behalf the Acquired Business resulting from payments occurring prior to Closing (subject to indemnification set forth in Section 9.1.7); and (vi) the additional items identified on Schedule 2.1.
              ------------

          2.2  Liabilities Not Assumed. The Purchaser shall not assume or be
               -----------------------
responsible for any of the following liabilities or obligations (the "Excluded Liabilities"):

               2.2.1 any product liability or similar claim for injury to person, business or property, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement, or guarantee made by iBill, or alleged to have been made by iBill, or which is imposed or asserted to be imposed by operation of Law, in connection with any service performed or product sold or leased by or on behalf of the Sellers on or prior to the Closing, including without limitation any claim relating to any product delivered in connection with the performance of such service and any claim seeking recovery for consequential damages, lost revenue or income;

               2.2.2 Taxes or other assessments (A) payable with respect to the operation of the Acquired Business or ownership of the Assets by iBill on or prior to the Closing, or from other properties or operations of iBill unrelated to the Acquired Business or the Assets, or (B) incident to or arising as a consequence of the negotiation or consummation by the Sellers of this Agreement and the transactions contemplated hereby;

               2.2.3 any liability or obligation under or in connection with the Excluded Assets;

               2.2.4 any liability or obligation of iBill or iBill Corp. of any kind, known or unknown, contingent or otherwise, resulting from any other covenant, agreement, or indemnity of iBill or iBill Corp. in this Agreement or the other Purchase Documents and instruments to be executed and delivered by them;

               2.2.5 any liability or obligation resulting from violations of any Laws applicable to the Acquired Business or the Assets by iBill or iBill Corp. prior to the Closing Date or from infringement of third-party rights or interests with respect to the Acquired Business prior to the Closing Date;

               2.2.6 any employee liabilities relating to present and past employees of the Acquired Business with respect to wages, Plans, Beneficiaries, programs, policies, commitments and other benefit entitlements established or existing on or prior to Closing (whether or not such liabilities are accrued or payable at Closing, and whether or not such liabilities are contingent in nature), including:

                      (A) any liability or obligation for workers' compensation;

                      (B) any current or future liabilities to employees retiring on, before, or after the Closing, and their dependents (excluding employees employed by the Purchaser after the Closing and who subsequently retire);

                      (C) any current or future liabilities for benefits that may have been accrued or earned by any employees associated with the Acquired Business on or before Closing under any Plans relating to service prior to the Closing Date;

                      (D) any current or future liabilities for claims incurred prior to Closing and related expenses with respect to any employees associated with the Acquired Business under any welfare or disability Plans established or existing at or prior to Closing, regardless of when filed with the Purchaser, the Sellers, or the claims administrator for any such Plan;

                      (E) any retrospective premium on pension, savings, thrift, or profit-sharing plan contribution relating to any employees associated with the Acquired Business incurred or accrued prior to the Closing Date, regardless of when invoiced or recorded;

                      (F) any monetary liability for retention bonuses, vacation obligations, or severance payments that may arise at any time in favor of any of the Sellers' employees or independent contractors under any Plan, program, policy, commitment, or any other benefit entitlement, written, oral or otherwise, provided such monetary liability relates to periods of employment prior to the Closing; and

                      (G) any liability or obligation under the Consolidated Omnibus Budget Reconciliation Act ("COBRA") with respect to any employees or independent contractors of Sellers;

               2.2.7 any Litigation (as defined in this Agreement) pending or threatened against the Sellers or the Assets, if the cause of action or activities giving rise to such litigation arise or accrue prior to the Closing Date, including, but not limited, to those matters listed in Schedule 4.16;
                                                             -------------

               2.2.8 any liability or obligation of the Sellers arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and fees and expenses of counsel, accountants, brokers and other experts employed by the Sellers;

               2.2.9 any liability or obligation of the Sellers, arising or accruing prior to the Closing Date, under any Law or any agreement with any governmental authority or other third party, relating to the environment, human health, and safety or to pollutants, contaminants, wastes, or chemicals or any toxic, radioactive, ignitable, corrosive, reactive, or otherwise hazardous substances, wastes, or materials;

               2.2.10 any liability or obligation for indebtedness for borrowed money or evidenced by bonds or notes (including accrued interest and fees with respect thereto) and any guarantee of the foregoing liability or any other obligation of any other Person; and

               2.2.11 any liability for penalties imposed by reason of so-called excess Chargebacks that occurred during periods prior to the Closing.

                                    ARTICLE 3
                           CLOSING AND PURCHASE PRICE

          3.1  Closing. The closing (the "Closing") of the transactions
               -------
contemplated by this Agreement and the Purchase Documents (the "Contemplated Transactions") shall take place as soon as practicable, and in no event later than five business days after the satisfaction or waiver of each of the conditions set forth in Article 7 below, or at such other time as the parties agree (the "Closing Date"). At and after the Closing, without further consideration but not as a condition to Closing, each of the parties hereto shall take all such other action and shall procure or execute, acknowledge, and deliver all such further certificates, conveyance instruments, consents, and other documents as the other parties or their counsel may reasonably request (a) to vest in the Purchaser, and perfect and protect the Purchaser's right, title, and interest in, the Assets and the Acquired Business, (b) to effect the Purchaser's assumption, payment or discharge of all Assumed Liabilities, and (c) to ensure more effectively the compliance of each party with its agreements, covenants, warranties, and representations under this Agreement. The Closing shall take place at the offices of Nelson Mullins Riley & Scarborough, L.L.P., 999 Peachtree Street, Suite 1400, Atlanta, Georgia 30309, or at such other location as the parties agree.

          3.2  Purchase Price. The aggregate purchase price (the "Purchase
               --------------
Price") consideration for all of the Assets shall be (a) $112,000,000 in cash or other immediately available funds (the "Cash Payment"), and (b) the Earnout Payments, if any, payable under Section 3.3 below. On the Closing Date, the Parent shall pay the Cash Payment on behalf of the Purchaser as follows:

               (a) $101,400,000 to, or as directed by, iBill, subject to a credit equal to 1/2 of the Hart-Scott-Rodino Act application fees paid by the Intercept Parties as provided in Section 8.15;

               (b) $5,600,000 (which amount may be subject to a credit as provided in the following paragraph) to the Escrow Agent, which shall hold such cash (the "General Escrow Cash") in escrow (the "General Escrow") pursuant to the terms of an escrow agreement in the form of Exhibit 3.2(b) attached hereto
                                                --------------
(the "Escrow Agreement"), which shall be executed concurrently with this Agreement; and

               (c) $5,000,000 to the Escrow Agent which shall hold such cash (the "Special Escrow Cash") in escrow (the "Special Escrow") pursuant to the terms of the Escrow Agreement.

The General Escrow Cash and the Special Escrow Cash shall collectively be referred to as the "Escrow Cash," and the General Escrow and the Special Escrow (and the Setoff Escrow as defined in Section 8.9) shall collectively be referred to as the "Escrow." On the Signing Date the InterCept Parties, iBill, iBill Corp., and the Escrow Agent have entered into that certain Break-up Fee Escrow Agreement in the form of Exhibit 3.2(c) attached hereto (the "Break-up Fee
                         --------------
Escrow Agreement"), pursuant to which the Parent has placed the Break-up Fee of $5,000,000 into escrow with the Escrow Agent. On the Closing Date, the Escrow Agent shall transfer into the General Escrow the Break-up Fee (less expenses of the Escrow Agent) and interest accrued thereon, which aggregate amount shall be credited towards the General Escrow Cash so that the General Escrow Cash equals $5,600,000 at Closing.

          3.3  Earnout. In addition to the Cash Payment, and subject to Setoff
               -------
as described below, the InterCept Parties, jointly and severally, shall pay iBill the payments described in Exhibit 3.3 (the "Earnout Payments"). To the
                                -----------
extent that the InterCept Parties deposit Setoff Escrow Cash pursuant to Section
8.9 (or the parties mutually agree to a Setoff amount pursuant to Section 8.9), distribution of the portion of the Earnout Payments withheld as Setoff shall otherwise be governed in accordance with Section 8.9.

          3.4  Fair Market Value of Assets. The Purchase Price shall be
               ---------------------------
allocated among the Assets acquired hereunder as disclosed in Schedule 3.4.
                                                              ------------
After the Closing, each of iBill, iBill Corp., and the Purchaser hereby covenants and agrees that it shall make consistent use of the allocation, fair market value, and useful lives specified in Schedule 3.4 for all Tax purposes
                                            ------------
and in all filings, declarations, and reports with the Internal Revenue Service ("IRS") in respect thereof, including the reports required to be filed under
Section 1060 of the Internal Revenue Code of 1986, as amended, and all regulations and rulings related thereto. The Purchaser shall prepare and deliver IRS Form 8594 to the Sellers within 45 days after the Closing Date. In any proceeding, hearing, inquiry, or investigation related to the determination of any Taxes, neither the InterCept Parties nor the Sellers shall contend or represent that such allocations is not a correct allocation.

          3.5  Delivery of Disclosure Memoranda. Prior to the execution and
               --------------------------------
delivery of this

Agreement, the Sellers shall have delivered to the InterCept Parties a draft Signing Date Disclosure Memorandum. The Sellers shall sign and deliver to the InterCept Parties a final Signing Date Disclosure Memorandum on the Signing Date. On the Closing Date, the Sellers shall sign and deliver a final Closing Disclosure Memorandum to the InterCept Parties. The Closing Disclosure Memorandum shall clearly identify any changes from the Signing Date Disclosure Memorandum.

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

          The Sellers hereby represent and warrant, jointly and severally, to the InterCept Parties, except as set forth on the applicable Disclosure Memorandum attached hereto, each of which exceptions shall specifically identify the relevant subsection hereof to which it relates, as follows:

          4.1  Entity Organization.
               -------------------

               4.1.1 iBill Corp. is a corporation duly incorporated, validly existing and in good standing under the Laws of Florida. iBill is a limited partnership duly organized and validly existing and in good standing under the Laws of Florida. Each of the Subsidiaries is duly organized, validly existing and in good standing under the Laws of its state of organization as shown on the first page of this Agreement.

               4.1.2 The Sellers have the corporate, limited liability company, or partnership power and authority, as applicable, to operate and conduct the Acquired Business and to own and lease all of their properties and assets related to the Acquired Business.

               4.1.3 Each of the Sellers is duly qualified or licensed to do business and is in good standing under the Laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually or in the aggregate) would not have a Material Adverse Effect on such Seller.

               4.1.4 Schedule 4.1.4 discloses all of the entities either wholly
                     --------------
or partially owned by Sellers, including Sellers' percentage ownership of such entities. Except as disclosed in Schedule 4.1.4, iBill owns all of the issued
                                 --------------
and outstanding Shares of each Subsidiary. Except as disclosed on Schedule
                                                                  --------
4.1.4, no Share of any Subsidiary is or may become required to be issued by
-----
reason of any Equity Rights and there are no contracts by which any Subsidiary is bound to issue additional Shares or Equity Rights. Except as disclosed in
Schedule 4.1.4, there are no contracts by which any Seller is or may be bound to
--------------
transfer any Shares of any Subsidiary. Except as disclosed in Schedule 4.1.4,
                                                              --------------
there are no contracts relating to the rights of any Seller to vote or to dispose of any Shares of any Subsidiary. All of the Shares of each Subsidiary held by iBill are fully paid and nonassessable under the applicable Law of the jurisdiction in which such Subsidiary is organized and are owned by iBill free and clear of any Lien. Except as set forth in Schedule
                                                                  --------
4.1.4, neither iBill nor iBill Corp. owns or controls, directly or indirectly,
-----
any Shares in any corporation, company, association, partnership, joint venture, or other entity.

               4.1.5 Schedule 4.1.5 sets forth copies of the articles of
                     --------------
incorporation, bylaws and other organizational or operating agreements, if any, of each Seller.

          4.2  Entity Power; Authorization; Enforceable Obligations. The Sellers
               ----------------------------------------------------
have the power and authority (including full corporate, limited liability company or partnership power and authority, as applicable) to execute and deliver the Purchase Documents and to consummate the Contemplated Transactions. The Sellers have taken all necessary corporate, limited liability company, or limited partnership action, including all action required by their respective boards of directors, boards of managers, or general partner, and by the holders of Shares, to authorize the execution and delivery of the Purchase Documents and the consummation of the Contemplated Transactions, and the execution and delivery of the Purchase Documents and the consummation of the Contemplated Transactions is in fact duly authorized by the Sellers. The Purchase Documents constitute the legal, valid, and binding obligations of the Sellers, enforceable against the Sellers in accordance with their terms and conditions, except as such enforcement may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect affecting creditors' rights generally, and by general principles of equity.

          4.3  No Conflict. Except as disclosed in Schedule 4.3, neither the
               -----------                         ------------
execution and delivery of the Purchase Documents, nor the consummation of the Contemplated Transactions, will (a) violate any Law (subject, however, to compliance with the matters identified in Sections 4.4 and 8.15, below) applicable to the Sellers, the Acquired Business, or the Assets, (b) violate or conflict with any provision of any articles of association, articles of organization, articles of incorporation, limited liability company agreement, operating agreement, partnership agreement, charter, bylaw or other governing or organizational instrument of the Sellers, or (c) conflict with, result in the breach of, or constitute a default under any mortgage, lease, indenture, license, instrument, trust, contract, agreement, or other commitment or arrangement to which any Seller is a party or by which the Sellers or any of the Assets are bound, except where such violation, conflict, breach or default would not have a Material Adverse Effect on the Acquired Business or the Assets.

          4.4  Required Government Consents. Except as identified in Section
               ----------------------------
8.15 below, or as listed in Schedule 4.4 (such scheduled items, together with
                            ------------
required filings and approvals under the Hart-Scott-Rodino Act, being referred to in this Agreement as the "Required Government Consents"), no approval, authorization, certification, consent, variance, permission, license, or permit to or from, or notice, filing, or recording to or with any government or governmental authority is necessary for the execution and delivery of the Purchase Documents by the Sellers or the consummation by the Sellers of the Contemplated Transactions, or the ownership and use of the Assets and the conduct of the Acquired Business (including, to the Sellers' knowledge, by the

Purchaser, assuming such ownership and use is the same as the ownership and use by the Sellers). Nothing herein is intended to relieve the Purchaser of its obligation to secure in its own name and have in force such permits, licenses, qualifications and other dispensations or approvals that are required by any governmental authority for Purchaser to conduct the Acquired Business.

     4.5  Required Contract Consents. Except as disclosed in Schedule 4.5 (such
          --------------------------                         ------------
scheduled items being referred to in this Agreement as the "Required Contract Consents"), no approval, authorization, consent, permission, or waiver to or from, or notice, filing, or recording to or with, any Person that is a party to a contract or agreement with the Sellers is necessary for (a) the execution and delivery of the Purchase Documents by the Sellers or the consummation by the Sellers of the Contemplated Transactions; (b) the transfer and assignment to the Purchaser at Closing (either directly or through the Subsidiaries if such a change in control of the Subsidiaries would be deemed such a transfer and assignment) of the Leases, License Agreements, or General Contracts; or (c) the ownership and use of the Assets and the conduct of the Acquired Business (including, to the Sellers' knowledge, by the Purchaser, assuming such ownership and use is substantially the same as the ownership and use by the Sellers).

     4.6  Financial Matters. The audited combined balance sheets of the Sellers
          -----------------
as of December 31, 1999 and 2000 and the related audited combined statements of operations and cash flow for the periods ending December 31, 1999 and 2000, and the unaudited combined balance sheet of the Sellers as of December 31, 2001 and the related unaudited combined statements of operations and cash flow for the period ending December 31, 2001 (the "Financial Statements") are true, complete, and correct in all material respects and fairly present the combined financial position of the Sellers as of the respective dates thereof and the results of their operations for the respective periods thereof. The Financial Statements were prepared in accordance with GAAP (except, with respect to the unaudited Financial Statements, for the absence of footnotes).

     4.7  Absence of Changes. Except for the execution and delivery of this
          ------------------
Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since the date of the most recent Financial Statements (December 31, 2001), except as disclosed in Schedule 4.7, there has not occurred, between
                                  ------------
the date of the most recent Financial Statements and the date hereof, any of the following:

          4.7.1 (a) any increase in the salary, wages or other compensation of any employee of Sellers whose annual salary is, or after giving effect to such change would be, $100,000 or more; (b) any establishment or modification of (A) targets, goals, pools or similar provisions in respect of any fiscal year under any Plan or any employment-related contract or other compensation arrangement with or for such employees or (B) salary ranges, increase guidelines or similar provisions in respect of any Plan or any employment-related contract or other compensation arrangement with or for such employees; or (c) any adoption, entering into or becoming bound by any Plan, employment-related contract or collective bargaining agreement, or amendment, modification or termination (partial or complete) of any Plan, employment-related contract or collective bargaining agreement, except to the extent required by applicable Law;

          4.7.2 (a) any incurrences by the Sellers of indebtedness with respect to the conduct of the Acquired Business in an aggregate principal amount exceeding $100,000 (net of any amounts discharged during such period), or (b) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of either Seller under, any indebtedness of or owing to either Seller with respect to the conduct of the Acquired Business, except for ordinary course write-offs of trade receivables (such term excluding Chargebacks) that would not individually or in the aggregate cause a Material Adverse Effect;

          4.7.3 any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the plant, real or personal property or equipment of the Sellers used or held for use in the conduct of the Acquired Business in an aggregate amount exceeding $100,000;

          4.7.4 any material change in (a) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy of the Acquired Business; or (b) any method of calculating any bad debt, contingency or other reserve of the Acquired Business for accounting, financial reporting or tax purposes;

          4.7.5 (a) any acquisition or disposition of any assets and properties used or held for use in the conduct of the Acquired Business, other than Inventory in the ordinary course of business consistent with past practice and other acquisitions or dispositions not exceeding in either case $100,000 in the aggregate; or (b) any creation or incurrence of a Lien (other than Permitted Liens) on any assets and properties used or held in the conduct of the Acquired Business;

          4.7.6 any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to any General Contract, Lease or License Agreement that is required (or had it been in effect on the date hereof would have been required) to be disclosed under Section 1.1 above;

          4.7.7 any capital expenditures or commitments for additions to property, plant or equipment used or held for use in the conduct of the Acquired Business constituting capital assets in an aggregate amount exceeding $100,000;

          4.7.8 any transaction with any officer or director of the Sellers or any associate of any such officer or director (a) outside the ordinary course of business consistent with past practice or (b) other than on an arm's-length basis (other than transfers of ownership in Sellers among certain owners of Sellers and certain officers and directors of Sellers or associates of the same);

          4.7.9 any labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

          4.7.10 the commencement or notice or threat of commencement of any lawsuit or proceeding against or, to the Sellers' knowledge, investigation of any Seller or its affairs;

          4.7.11 any amendments or changes to the articles of incorporation, bylaws, operating agreements, partnership agreements and similar governing documents of any Seller;

          4.7.12 any declaration, setting aside, or payment of a dividend or other distribution in respect to the equity of any Seller, or any direct or indirect redemption, purchase or other acquisition by any Seller of any of its capital stock or other equity, other than ordinary course distributions of prior year earnings;

          4.7.13 any issuance or sale by any Seller of any of its shares of capital stock or other equity securities, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

          4.7.14 any change in pricing, fees or royalties set or charged by any Seller to its customers or licensees or in pricing, fees or royalties set or charged by persons who have licensed Intellectual Property to any Seller;

          4.7.15 any other transaction involving or development affecting the Acquired Business or the Assets outside the ordinary course of business consistent with past practice; or

          4.7.16 any entering into of a contract to do or engage in any of the foregoing after the Signing Date.

     4.8  No Undisclosed Liabilities. The Sellers have no material obligations
          --------------------------
or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Financial Statements of the Sellers as of December 31, 2001 (the "12-31-01 Financial Statements") or as disclosed Schedule 4.8, (ii) those incurred in the ordinary course of
             ------------
business and not required to be set forth in the 12-31-01 Financial Statements under GAAP, (iii) those incurred in the ordinary course of business since the 12-31-01 Financial Statements or as disclosed Schedule 4.8 and consistent with
                                              ------------
past practice, and (iv) those incurred in connection with the execution of this Agreement.

         4.9 Title to Tangible Property. The Purchaser at Closing shall obtain
             --------------------------
good and marketable title to all of the tangible Assets free and clear of all material Liens whatsoever, except for the Leases disclosed in Schedule 1.1.6 and
                                                              --------------
Permitted Liens.

     4.10 Condition of Property and Systems.
          ---------------------------------

          4.10.1 Substantially all of the tangible Assets are in good operating order, condition, and repair, ordinary wear and tear excepted, and are suitable for use in the Acquired Business in the ordinary course, as presently operated. In the aggregate, the tangible Assets not complying with the foregoing representation do not have a Material Adverse Effect.

          4.10.2 The Sellers' transaction and data processing systems are adequate to conduct the Acquired Business as presently conducted by the Sellers, provided that the foregoing representation and warranty shall not be deemed to limit in any way the representations and warranties of the Sellers in Section
4.13 below.

     4.11 Inventory. All Inventory is of usable quality and includes no material
          ---------
amount of obsolete or discontinued items or items that cannot be used by the Purchaser in the Acquired Business in the ordinary course, consistent with past practices and uses.

     4.12 Contracts. The License Agreements listed in Schedule 1.1.1, the Leases
          ---------                                   --------------
described in Schedule 1.1.6, and the General Contracts disclosed in Schedule
             --------------                                         --------
1.1.7 constitute all material contracts, agreements, licenses, and other
-----
commitments and arrangements of the Sellers in effect as of the Closing Date and included in the Assets. All such contracts are valid, binding, and enforceable in accordance with their terms and are in full force and effect. There are no existing defaults by the Sellers under any such contracts and no act, event, or omission has occurred that, whether with or without notice, lapse of time, or both, would constitute a default thereunder.

     4.13 Intellectual Property.
          ---------------------

          4.13.1 The Sellers own, or are licensed or otherwise possess legally enforceable rights to use, all Intellectual Property used in the Acquired Business. To the extent that any Intellectual Property is licensed (or jointly owned), such status is expressly noted in Schedule 1.1.4 and Schedule 1.1.1, otherwise all Intellectual Property is owned by Sellers.

          4.13.2 Schedule 1.1.4 and Schedule 1.1.1 of the applicable Disclosure
                 --------------     --------------
Schedule list (i) all patents and patent applications and all registered and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, maskworks, and software included as part of the Intellectual Property, (ii) all licenses, sublicenses and other agreements as to which any Seller is a party and is authorized or permitted to use such Intellectual Property Rights, (iii) all licenses, sublicenses and other agreements as to which any Seller is a party and pursuant to which any Seller is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated in, are, or form a part of any product or service offering of any Seller to conduct the business of the Acquired Business, and (iv) the Intellectual Property listed in clause (i), in which Sellers may have only a partial or joint interest (as such partial or joint interest is expressly noted in the schedules). Schedule
                                                                     --------
1.1.4 does not, and need not, include or describe Intellectual Property of a
-----
generalized nature such as know how and goodwill, but such Intellectual Property is nonetheless being conveyed to Purchaser. To the best of Sellers' knowledge, the Sellers are not in violation of any license, sublicense, or agreement described in Schedule 1.1.1 or Schedule 1.1.4 of the applicable Disclosure
             --------------    --------------
Schedule. Except as set forth in Schedules 1.1.1 or 1.1.4, the execution and delivery of this Agreement by the Sellers and the consummation of the Contemplated Transactions will not cause Sellers to be in violation or default under any such license, sublicense, or agreement relating either to (a) the Sellers' Intellectual Property or (b) Third Party Intellectual Property Rights used by the Sellers in the Acquired Business, nor will the execution and delivery of this Agreement entitle any other party to any such license, sublicense, or agreement to terminate or modify such license, sublicense, or agreement. Except for any nonexclusive license listed on Schedule 1.1.1 or
                                                         --------------
Schedule 1.1.4 as described in clause (iii) of the first sentence of this
--------------
Section 4.13.2, and except for any jointly owned Intellectual Property listed on
Schedule 1.1.4 as described in clause (iv) of the first sentence of this Section
--------------
4.13.2, the Sellers are the sole and exclusive owners or licensees of all right, title and interest in and to (free and clear of any Liens, except for Permitted Liens), the Intellectual Property, and the Sellers have the sole and exclusive rights to the use thereof or the material covered thereby in connection with the services or products in respect of which Intellectual Property is being used.

          4.13.3 Except as disclosed in Schedule 4.13.4 or Schedule 4.16, to
                                        ---------------    -------------
Sellers' knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of any Seller, or misappropriation of any Trade Secret material owned by any Seller, by any third party, including any former employee of any Seller. No Seller has entered into any agreement to indemnify any other person against any charge of infringement of its Intellectual Property, other than as provided for in any indemnification provisions contained in its purchase orders arising in the ordinary course of business.

          4.13.4 All patents, registered and unregistered trademarks and service marks, and all registered and unregistered copyrights held by the Sellers are to the best of Seller's knowledge valid and existing. Seller has not received any written notice of any assertion or claim (nor, to Sellers' knowledge is there any basis therefor) challenging the validity of any Intellectual Property of the Sellers. Except as described in Schedule 4.13.4 or Schedule 4.16, no Seller has
                                ---------------    -------------
been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any Trade Secret or other proprietary right of any third party. Except for any alleged claims set forth in Schedule 4.16, to the best knowledge of the Sellers, neither the current conduct of the Acquired Business nor the contemplated continuation in the same business activities, including the use of the Intellectual Property Rights, infringe or will infringe or conflict with, any licenses, trademarks, service marks, trade names, patents, industrial models, or copyright of any third party. No trade secret is believed by Sellers to be misappropriated. Except as described on Schedule 4.13.4, Seller has not
                                              ---------------
received written notice that any third party is challenging the ownership of any of the Seller's Intellectual Property Rights, or the validity of Sellers' Intellectual Property, and the Sellers have no knowledge of any basis for such a challenge or claim. Except as described in Schedule 4.13.4 or Schedule 4.16, no
                                           ---------------    -------------
Seller has brought any action, suit, or proceeding for infringement of Intellectual Property or breach of any license or agreement involving its Intellectual Property Rights against any third party. There are no pending or, to any Sellers' knowledge, threatened interference proceedings or re-examinations involving any patents or patent applications of the Sellers, except for any such action commenced by the Sellers. To the Sellers' knowledge, there is no breach or violation of or threatened or actual loss of rights under any license agreement to which any Seller is a party.

          4.13.5 (Intentionally Omitted)

          4.13.6 Except as described on Schedule 4.13.4, each Seller has taken
                                        ---------------
reasonable steps to protect and preserve the confidentiality of its Confidential Information. Except as described on Schedule 4.13.4, iBill and iBill
                                    ---------------
Technologies each have a policy requiring each employee, consultant, and independent contractor to execute proprietary information and confidentiality agreements substantially in the Seller's standard forms. All current and former employees, consultants and independent contractors of iBill and iBill Technologies who generate or have access to Confidential Information have executed such an agreement. Except as relates to the causes of action described in Schedule 4.13.4, all use by, or disclosure or appropriation to, a third party
   ---------------
of Confidential Information owned by the Sellers has been memorialized by an agreement between one or more Sellers and such third party. All use by, or disclosure or appropriation to, the Sellers of Confidential Information not owned by a Seller has been licensed and memorialized by an agreement between one or more Sellers and the owner of such Confidential Information.

     4.14 Leases. The Leases disclosed in Schedule 1.1.7 constitute all material
          ------                          --------------
leasing or rental contracts, agreements, and other commitments and arrangements in effect as of the Signing Date and included in the Assets. All Leases are valid, binding, and enforceable in accordance with their terms and are in full force and effect. To the knowledge of the Sellers, except for any Required Contract Consents, there are no existing defaults by the Sellers thereunder and no act, event, or omission has occurred that, whether with or without notice, lapse of time, or both, would constitute a default thereunder.

     4.15 Restrictions on Business Activities. There is no agreement, judgment,
          -----------------------------------
injunction, order or decree binding upon any Seller that has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of such Seller, any acquisition of property by such Seller or the overall conduct of business by the Sellers as currently conducted or as proposed to be conducted by the Sellers. No Seller has entered into an agreement under which such Seller is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

     4.16 Litigation. Except as disclosed on Schedule 4.16, no Litigation is
          ----------                         -------------
pending, or, to the knowledge of the Sellers, any threatened against the Sellers, present or former directors, officers, or employees, affecting, involving, or relating to the Acquired Business or any of the Assets, or that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on the Sellers.

     4.17 Court Orders, Decrees, and Laws.
          -------------------------------

          4.17.1 Compliance With Laws. There is no outstanding or, to the
                 --------------------
knowledge of the Sellers, threatened order, writ, injunction, or decree of any court, governmental agency, or arbitration tribunal against the Sellers affecting, involving, or relating in an adverse manner to the Acquired Business or the Assets. The Sellers have complied with, and are not in violation of, any Laws affecting, involving, or relating to the Acquired Business or the Assets, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on the Acquired Business or the Assets, and the Sellers have received no notices of any such alleged violation.

          4.17.2 Adequacy of Authorizations. The Authorizations constitute all
                 --------------------------
approvals, authorizations, certifications, consents, variances, permissions, licenses, or permits to or from, or filings, notices, or recordings to or with, U.S. or non-U.S., federal, state, or local governmental authorities that are required for the ownership and use of the Assets and the conduct of the Acquired Business under all applicable Laws. The Sellers are in compliance with all material terms and conditions of such required Authorizations. All of the Authorizations are in full force and effect, and, to the Sellers' knowledge, no suspension or cancellation of any of them is being threatened, nor will any of the Authorizations be affected by the consummation of the transactions described in this Agreement, except to the extent any such Authorizations are assignable or transferable only upon receipt of the Required Government Consents. Nothing herein is intended to relieve Purchaser of its obligation to secure in its own name and have in force such permits, licenses, qualifications and other dispensations or approvals that are required by any governmental authority for Purchaser to conduct the Acquired Business.

          4.17.3 Environmental Matters. The operations of the Sellers forming a
                 ---------------------
part of the Acquired Business comply, and have complied, in all material respects with all applicable Laws relating to pollution or protection of the environment ("Environmental Laws"). The Sellers have not received any notice of any pending or threatened investigation, proceeding or claim with respect to the Acquired Business or the Assets to the effect that the Sellers are or may be liable to any person or entity, or responsible or potentially responsible for the costs of any remedial or removal action or other cleanup costs, as a result of noncompliance with any Environmental Laws. To the knowledge of the Sellers, there is no past or present action, activity, condition or circumstance that could be expected to give rise to any such liability on the part of the Sellers to any person or entity or for any such cleanup costs.

     4.18 Personnel and Compensation.
          --------------------------

          4.18.1 List of Personnel. Schedule 4.18.1 of the Disclosure Memorandum
                 -----------------  ---------------
contains a true and complete list of the names and current compensation levels of (a) all salaried or annual employees and (b) all independent contractors and/or consultants (excluding vendors and suppliers) involved in the Acquired Business.

          4.18.2 Employee Relations. There is no labor strike, dispute,
                 ------------------
slowdown, stoppage, or similar activity pending or, to the knowledge of the Sellers, threatened against the Sellers pertaining to the Acquired Business or the employees involved in the Acquired Business.

Except as described in Schedule 4.18.2 or Schedule 4.16, there are no charges,
                       ---------------    -------------
investigations, administrative proceedings, or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to the knowledge of the Sellers, threatened before the Equal Employment Opportunity Commission or any federal, state, or local agency or court against the Sellers pertaining to the Acquired Business or the employees of the Acquired Business, and, to the knowledge of the Sellers, no basis for any such charge, investigation, administrative proceeding, or complaint exists.

     4.19 Employee Benefit Plans and Arrangements.
          ---------------------------------------

          4.19.1 List of Plans and Obligations. The employee benefit plans and
                 -----------------------------
arrangements set forth in Schedule 4.19 is a complete and accurate list and
                          -------------
description of all plans, arrangements, agreements, commitments, promises and other obligations of the Sellers, including but not limited to pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, sick leave without compensation, bonus and other incentive plans, every medical, vision, dental and other health plan, every life insurance plan and every other written or unwritten employee program, arrangement, agreement or understanding, commitment or method of contribution or compensation, whether formal or informal, whether funded or unfunded, and other obligations under which the Sellers have been, are or will be obligated to provide benefits to any current or former Employee, retiree, director, independent contractor, shareholder, officer, consultant or other beneficiary, or dependent, spouse or other family member or beneficiary of such Employee, retiree, director, independent contractor, shareholder, officer, consultant, or other beneficiary of the Sellers, whether during their employment with the Sellers or after the termination of such employment (the "Plans" and the "Beneficiaries," respectively).

          4.19.2 Compliance. All of the Plans have been maintained, funded and
                 ----------
administered in compliance, in all respects, with all applicable Laws, including but not limited to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended, and all regulations and rulings related thereto. There are no penalties, interest, or Taxes related to the Plans due to any federal or state authority.

          4.19.3 No Liabilities or Obligations. Except as reflected on the
                 -----------------------------
Financial Statements, the Sellers have no liabilities or obligations to any Beneficiaries, governmental authorities, or any other parties arising out of or relating to the Plans.

          4.19.4 [Intentionally Omitted]

          4.19.5 No Multi-Employer or Certain Other Plans. None of the Plans is
                 ----------------------------------------
a multi-employer plan, as defined in Section 3(37) of ERISA, or is subject to Title IV of ERISA or Code section 412; and no Seller or affiliate of any Seller has or has had any liability or other obligation in connection with any such multi-employer plan, or plan which is or was subject to Title IV of ERISA or Code section 412.

     4.20 Insurance Policies. Except as set forth on Schedule 4.20, there are no
          ------------------                         -------------
pending material claims against insurance established or obtained with respect to the Acquired Business by the Sellers as to which insurers have denied liability or are defending under any reservation of rights, and, to the knowledge of the Sellers, there exists no material claim under such insurance that has not been properly filed by the Sellers.

     4.21 Broker's or Finder's Fees. Except as set forth on Schedule 4.21, the
          -------------------------                         -------------
Sellers have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby. iBill and iBill Corp. shall be solely responsible for the fees and expenses of any party listed in Schedule 4.21.
                                                             -------------

     4.22 Accounts Receivable. Except as set forth in Schedule 4.22, the
          -------------------                         -------------
Accounts Receivable on the 12-31-01 Financial Statements have arisen in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in the 12-31-01 Financial Statements. Except as set forth in Schedule 4.22, the
                                                      -------------
Accounts Receivable set forth on the Closing Date Balance Sheet (as defined in
Section 8.26) will be collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any Chargebacks and the applicable reserve reflected in the Closing Date Balance Sheet. If and to the extent that the Accounts Receivable are less than the amount set forth on the Closing Date Balance Sheet, then the Loss for purposes of Article 9 shall be calculated as follows: First, the amount of such shortfall shall be reduced by the amount of any Chargebacks. Second, the amount so obtained shall be multiplied by 12.5%. Third, the product obtained as described in the preceding sentence shall be reduced by the applicable reserve reflected in the Closing Date Balance Sheet, to the extent such reserve has not previously been exhausted.

     4.23 Vehicles. There are no motor vehicles owned or leased by the Sellers
          --------
and used or held for use in the conduct of the Acquired Business.

     4.24 No Guarantees. Except as set forth in Schedule 4.24, none of the
          -------------                         -------------
liabilities of the Acquired Business or of the Sellers incurred in connection with the conduct of the Acquired Business is guaranteed by or subject to a similar contingent obligation of any other Person, nor has either Seller guaranteed or become subject to a similar contingent obligation in respect of any liabilities of any customer, supplier or other Person to whom either Seller sells goods or provides services in the conduct of the Acquired Business or with whom such Seller otherwise has significant business relationships in the conduct of the Acquired Business.

     4.25 Tax Matters.
          -----------

          4.25.1 Tax and Social Returns. The Sellers have correctly and timely
                 ----------------------
(a) filed all Tax and Social returns required to be filed in the manner required by Tax and Social authorities, (b) responded to information requested by said authorities and (c) made all Tax and Social payments at due dates.

          4.25.2 Other Matters. Except as set forth in Schedule 4.25: (a) none
                 -------------                         -------------
of the Sellers is, to the best of its knowledge, subject to income tax in countries other than those where it is registered; (b) if the Seller is established in a country where value added tax is applicable, the Seller is duly registered as an entity subject to such Tax, or to the best of its knowledge is not subject to such Tax; (c) to the best of Sellers' knowledge, no Seller has entered into any transaction which could be disregarded or recharacterized for Tax or Social purposes on the grounds that it aimed at the avoidance of Tax or Social obligations; and (d) no Seller has received written notice that it is the subject matter of any inquiry, investigation or audit relating to Tax or Social matters or of any proposed audit.

          4.25.3 Tax and Social Audits. Schedule 4.25 sets forth the conclusions
                 ---------------------  -------------
of any Tax or Social audit or reassessment made during any period not yet completely time barred by applicable statutes of limitation.

          4.25.4 Returns Furnished. Schedule 4.25 contains true and complete
                 -----------------  -------------
copies of (a) income tax audit reports, statements of deficiencies or audit response letters relating to Taxes, if any, and (b) all tax returns for the Sellers for all periods since January 1, 2000.

     4.26 Insurance The Sellers have policies of insurance and bonds of the type
          ---------
and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Sellers. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Sellers are otherwise in compliance with the terms of such policies and bonds. The Sellers have no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     4.27 [Intentionally Omitted.]

     4.28 Customers and Suppliers. Except as disclosed in Schedule 4.28, no
          -----------------------                         -------------
customer that individually accounted for more than 2% of the Sellers' aggregate gross revenues during the 12-month period preceding the Signing Date, and no supplier of the Sellers, has cancelled or otherwise terminated, or made any written threat to the Sellers to cancel or otherwise terminate its relationship with the Sellers, or has at any time on or after December 31, 2001 decreased materially its services or supplies to the Sellers in the case of any such supplier, or its usage of the services or products of the Sellers in the case of such customer, and to the Sellers' knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with the Sellers or to decrease materially its services or supplies to the Sellers or its usage of the services or products of the Sellers, as the case may be. The Sellers have not knowingly breached, so as to provide a benefit to the Sellers that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the Sellers.

     4.29 No Commitments Regarding Future Products. The Sellers have made no
          ----------------------------------------
sales to customers that are contingent upon providing future enhancements of existing products or services, to add features not presently available on existing products or services, or to otherwise enhance the performance of its existing products or services (other than beta or similar arrangements pursuant to which the Sellers' customers from time to time test or evaluate products or services) which enhancement imposes a binding legal obligation upon Sellers to provide the same without further cost or charge to the customer. The products or services the Sellers have delivered to customers substantially comply with published specifications for such products and services, and the Sellers have not received material complaints from customers about its products or services that remain unresolved. Schedule 4.29 of the applicable disclosure schedule
                        -------------
accurately sets forth a complete list of products and services in development (exclusive of mere enhancements to and additional features for existing products and services).

     4.30 Disclosure. No representation, warranty, or statement made by the
          ----------
Sellers in the Purchase Documents contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained in this Agreement or in those Purchase Documents, under the circumstances in which they were made, not materially misleading. The Sellers have disclosed to the Purchaser all facts known or reasonably available to the Sellers that are material to the financial condition, operation, or prospects of the Acquired Business, and to the Assets and the Assumed Liabilities.

                                    ARTICLE 5
             REPRESENTATIONS AND WARRANTIES OF THE INTERCEPT PARTIES

     The Purchaser and the Parent hereby represent and warrant to the Sellers as follows:

     5.1  Corporate Existence. The Parent is a corporation duly organized,
          -------------------
validly existing and in good standing under the Laws of the State of Georgia. The Purchaser is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Georgia. The Parent and the Purchaser have the corporate power and authority, as applicable, to own and operate their businesses.

     5.2  Corporate Power and Authorization. Each of the InterCept Parties has
          ---------------------------------
the power, authority, and legal right to execute and deliver this Agreement and the other Purchase Documents and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement by the InterCept Parties have been duly authorized by all necessary corporate or other similar action. This Agreement and the Purchase Documents constitute the legal, valid, and binding obligations of the InterCept Parties, enforceable against the InterCept Parties in accordance with their terms and conditions, except as such enforcement may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, or other similar Laws now or hereafter in effect affecting creditors' rights generally, and by general principles of equity.

     5.3  No Conflict. Neither the execution and delivery of this Agreement and
          -----------
the other Purchase Documents, nor the consummation of the transactions contemplated hereby or thereby, will (1) violate any Law (subject, however, to compliance with the matters identified in Section 8.15 below) applicable to the InterCept Parties, (2) violate or conflict with any provision of any governing or organizational instrument of the InterCept Parties, or (3) conflict with, result in the breach of, or constitute a default under any mortgage, lease, indenture, license, instrument, trust, contract, agreement, or other commitment or arrangement to which either of the InterCept Parties is a party or by which either of the InterCept Parties or any of their assets are bound, except where such violation, conflict, breach or default would not have a Material Adverse Effect on the InterCept Parties.

     5.4  Broker's or Finder's Fees. Except for the engagement of Robertson
          -------------------------
Stephens, Inc., neither the Parent nor the Purchaser has authorized any person to act as broker, finder, or in any other similar capacity in connection with the Contemplated Transactions. Purchaser shall be solely responsible for the fees and expenses of Robertson Stephens, Inc.

     5.5  SEC Documents. Parent has filed all forms, reports and documents
          -------------
required to be filed by it with the Securities and Exchange Commission ("SEC") as of the date hereof, including without limitation, annual reports (Form 10-K) and definitive proxy statements for annual shareholder meetings (collectively, the "SEC Documents").

     5.6  Financial Statements. The financial statements of the InterCept
          --------------------
Parties, including the notes thereto, included in the SEC Documents (the "InterCept Financial Statements"), complied as to form in all material respects with GAAP throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto). There has been no material change in the InterCept Parties' accounting policies except as described in the notes to the InterCept Financial Statements.

     5.7  Litigation. No Litigation is pending, or, to the knowledge of the
          ----------
InterCept Parties, threatened against the InterCept Parties, present or former directors, officers, or employees, affecting, involving, or relating to the Contemplated Transactions or the Purchase Documents, or that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement.

     5.8  Compliance With Laws. There is no outstanding or, to the knowledge of
          --------------------
the InterCept Parties, threatened order, writ, injunction, or decree of any court, governmental agency, or arbitration tribunal against the InterCept Parties affecting, involving, or relating to the

Contemplated Transactions. The InterCept Parties have complied with, and are not in violation of, any Laws affecting, involving, or relating to the Contemplated Transactions, and the InterCept Parties have received no notices of any such alleged violation.

                                    ARTICLE 6
                      CONDUCT OF BUSINESS PRIOR TO CLOSING

     Pending the Closing, the Sellers will operate and conduct the Acquired Business diligently and only in accordance with reasonable prior practices and pursuant to the direction and supervision of the Designated Official, and will not make or institute any changes in methods of purchase, sale, lease, management, accounting or operation except with the prior written consent of the Designated Official, and the Sellers will use their reasonable best efforts to preserve intact their present business organization, keep available the services of their officers and employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing Date. Pursuant thereto and not in limitation of the foregoing:

     6.1  Financial Statements. The Sellers shall maintain their financial
          --------------------
statements in accordance with GAAP.

     6.2  Working Capital. The Sellers shall manage their working capital,
          ---------------
including cash, receivables, other current assets, trade payables and other current liabilities, in a profitable manner consistent with reasonable past practices, including by selling services in an orderly and prudent manner and paying outstanding obligations, trade accounts and other indebtedness as they come due.

     6.3  Maintenance of Assets and Acquired Business. The Sellers shall
          -------------------------------------------
maintain the Assets in their present state of repair (ordinary wear and tear excepted) and continue to fulfill their contractual obligations in accordance with their respective terms. The Sellers shall continue to operate the Acquired Business in the fashion it was operated in before the Signing Date and shall continue to make all payments and meet all obligations and liabilities in the ordinary course of business.

     6.4  Notice of Disputes. The Seller Designated Official shall promptly
          ------------------
advise the Designated Official in writing of the details of any disputes, claims, actions, suits or proceedings pertaining to or which might otherwise adversely affect the Acquired Business, or the affairs, assets or contracts of the Sellers.

     6.5  No Action Without Consent. The Sellers shall not take any of the
          -------------------------
following actions after the date of this Agreement without the prior written consent of the InterCept Parties, which consent may be given by the Designated
Official:

          6.5.1 sell, assign, transfer, or otherwise dispose of any of the assets of the

Sellers except in the ordinary course of business consistent with reasonable past practices;

          6.5.2 subject any asset of the Sellers to any Lien other than a Permitted Lien;

          6.5.3 affect the carrying value of any existing liability or enter into any arrangement to assume liabilities (except as required in the ordinary course of business);

          6.5.4 purchase or commit to purchase any capital asset for a price exceeding $100,000;

          6.5.5 enter into any leasing arrangement that would require scheduled payments of greater than $100,000 in the aggregate;

          6.5.6 enter into or modify any contractual arrangement, or increase or announce any increase of any salaries, wages, or benefits, of any director, officer, or manager with directors or with respect to officers that could result in the Sellers, or the Purchaser after Closing, incurring additional liability in excess of $25,000 with respect to any one person;

          6.5.7 increase or announce any increase of any salaries, wages, or benefits of any employees, except as required in the ordinary course of business; such as anniversary date salary or wage increases consistent with reasonable past practice;

          6.5.8 hire, commit to hire or terminate any employee that could result in the Sellers, or the Purchaser after Closing, incurring additional liability in excess of $100,000 in the aggregate;

          6.5.9 amend any of the corporate, limited liability company, or limited partnership documents under which any of the Sellers is organized and governed;

          6.5.10 incur, assume or guarantee any obligation or liability for borrowed money, or exchange, refund or renew any outstanding indebtedness in such a manner as to reduce the principal amount of such indebtedness and increase the interest rate or balance outstanding;

          6.5.11 cancel any debts owed to the Sellers;

          6.5.12 amend or terminate any material agreement, including any employee benefit plan (except as otherwise contemplated by this Agreement) or any insurance policy, in force on the date hereof;

          6.5.13 solicit or entertain any offer for, or sell or agree to sell, or participate in any business combination with respect to, any of the Shares;

          6.5.14 make any changes in accounting methods, principles, or practices;

          6.5.15 enter into any material contract or commitment that, if it had been entered into before the Signing Date, would have been required to be disclosed in the Signing Date Disclosure Memorandum;

          6.5.16 transfer to any person or entity any rights to its Intellectual Property except for the grant of non-exclusive licenses to third parties in the ordinary course of business;

          6.5.17 enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products, services, or technology;

          6.5.18 commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with the Designated Official prior to the filing of such a suit, or (iii) for a breach of this Agreement; or

          6.5.19 do any act, omit to do any act or permit any act within its control that will cause a breach or untruth of any warranty or obligation contained in this Agreement or any obligations contained in any contract.

     Neither Parent, any of its Affiliates, nor any Designated Official shall incur any liability to the Sellers arising out of, related to or in connection with the Designated Official's approval or disapproval of the Acquired Business under the authority of this Agreement.

     6.6  Notices to Employees The Sellers shall give all notices and other
          --------------------
information required to be given to the employees of the Sellers, any collective bargaining unit representing any group of employees of the Sellers, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, COBRA, and other applicable Law in connection with the Contemplated Transactions. The InterCept Parties acknowledge that notice is not being given under the WARN Act in reliance upon the Purchaser's compliance with its obligations under Section 8.14.

     6.7  Distributions Prior to Closing. iBill shall be permitted to make
          ------------------------------
distributions to its partners prior to Closing, subject to maintaining sufficient Assets as set forth in Section 1.1.11.

                                    ARTICLE 7
                              CONDITIONS TO CLOSING

     7.1  Conditions to Obligations of Each Party to Close the Contemplated
          -----------------------------------------------------------------
Transactions. The respective obligations of each Party to this Agreement to
------------
consummate and
effect this Agreement and the Contemplated Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

          7.1.1 No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Contemplated Transactions shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Contemplated Transactions, which makes the consummation of the Contemplated Transactions illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

          7.1.2 All applicable waiting periods under the Hart-Scott-Rodino Act (if applicable to the Contemplated Transactions) shall have expired or been terminated and no objection shall have been made by the Federal Trade Commission (the "FTC") or the United States Department of Justice (the "DOJ").

     7.2  Additional Conditions to Obligations of Sellers Each of the
          -----------------------------------------------
obligations of the Sellers to be performed under this Agreement shall be subject to the satisfaction (or waiver by the Sellers) at or prior to the Closing Date of each of the following conditions:

          7.2.1 The InterCept Parties shall have delivered to the Sellers a certificate dated the Closing Date in the form attached hereto as Exhibit 7.2.1.
                                                                  -------------

          7.2.2 The InterCept Parties shall have delivered or caused to be delivered to the Sellers an assignment and assumption agreement (the "Bill of Sale") substantially in the form attached hereto as Exhibit 7.2.2.
                                                    -------------

          7.2.3 The InterCept Parties shall have paid the Cash Payment to the Sellers and the Escrow Agent, as applicable, as provided in Section 3.2.

     7.3  Additional Conditions to Obligations of InterCept Parties Each of the
          ---------------------------------------------------------
obligations of the InterCept Parties to be performed under this Agreement shall be subject to the satisfaction (or waiver by the InterCept Parties) at or prior to the Closing Date of each of the following conditions:

          7.3.1 The Sellers shall have delivered to the InterCept Parties a certificate dated the Closing Date in the form attached hereto as Exhibit 7.3.1.
                                                                  -------------
Solely for purposes of satisfying the conditions of Closing, the InterCept Parties agree to accept the certificate described in this subsection at its face value.

           7.3.2 The Sellers shall have delivered or caused to be delivered (or previously delivered) to the InterCept Parties the Bill of Sale.

                                    Article 8
                              ADDITIONAL AGREEMENTS

     8.1   Cooperation. The InterCept Parties on the one hand, and the Sellers
           -----------
on the other hand, shall cooperate fully with each other and their respective employees, legal counsel, accountants and other representatives and advisers in connection with the steps required to be taken as part of their respective obligations under this Agreement both before and after the Closing; and shall, at any time and from time to time after the Closing, upon the request of the other, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably required to satisfy and perform the obligations of such party hereunder, and to allow the InterCept Parties to operate the Acquired Business after Closing in the manner in which it was operated before the Closing.

     8.2   Access.
           ------

           8.2.1 Before the Closing, the Sellers shall (i) provide the InterCept Parties and their designees (officers, counsel, accountants, actuaries, and other authorized representatives) with such information as they may from time to time reasonably request with respect to the Sellers, the Acquired Business and the Contemplated Transactions; (ii) provide the InterCept Parties and their designees complete access to the books, records, offices, personnel, counsel, accountants and actuaries of the Sellers as the InterCept Parties and their designees may from time to time reasonably request; and (iii) permit the InterCept Parties and their designees to make such inspections of the Sellers' Premises and Seller Properties as the InterCept Parties may request. All inspections and reviews shall be made under such supervision or other procedures as Sellers shall deem reasonably fit to require. No such investigation shall limit or modify in any way the obligations of the Sellers with respect to any breach, inaccuracy or untruth of the representations, warranties, covenants, or agreements contained in this Agreement.

           8.2.2 Before the Closing, the InterCept Parties shall (i) provide the Sellers and their designees (officers, counsel, accountants, actuaries, and other authorized representatives) with such information as they may from time to time reasonably request with respect to the InterCept Parties and the Contemplated Transactions; (ii) provide the Sellers and their designees complete access to the books, records, offices, personnel, counsel, accountants and actuaries of the InterCept Parties as the Sellers and their designees may from time to time reasonably request; and (iii) permit the Sellers and their designees to make such inspections of the InterCept Parties' premises and properties as the Sellers may request. All inspections and reviews shall be made under such supervision or other procedures as the InterCept Parties shall deem reasonably fit to require. No such investigation shall limit or modify in any way the obligations of the InterCept parties with respect to any breach, inaccuracy or untruth of the representations, warranties, covenants, or agreements contained in this Agreement. Any information so furnished by the InterCept Parties or their designees shall be true, current and complete in all respects and shall not contain any untrue statement of a fact or omit to state a fact required to be stated therein or necessary to make the statements therein not misleading.

     8.3   Interim Financials. As promptly as practicable after each regular
           ------------------
monthly accounting period after January 31, 2002, and prior to the Closing Date, the Sellers shall deliver to the InterCept Parties periodic financial reports in the form which the Sellers customarily prepare for internal purposes and, unaudited statements of the financial position of the Sellers as of the last day of each monthly accounting period and statements of income and cash flow of the Sellers for the period then ended.

     8.4   Records.
           -------

           8.4.1 The Sellers shall provide to the InterCept Parties and their designees, as soon as is reasonably practicable after the Closing, copies of any and all files, records or other data in their possession or under their control in respect of or relating to the day to day operations of the Acquired Business.

           8.4.2 After the Closing, the InterCept Parties and their designees shall hold the Business Records and all other material received from the Sellers pursuant to Section 8.4.1 above, for a period consistent with the InterCept Parties' record retention policies and practices (but in all events for a period of not less than four years). The Sellers and their designated representatives shall be provided with reasonable access thereto, during normal business hours and on at least three days prior written notice, to enable them to review and/or make copies (at the Sellers' expense) of the same in connection with the (i) preparation of tax returns or the administration of other tax matters, (ii) the preparation of financial statements, (iii) the adjudication or settlement of any dispute (whether connected to this Agreement or otherwise) or (iv) any other reasonable business purpose specified by the Sellers in such notice.

     8.5   Use of Name. Both parties acknowledge and agree that, following the
           -----------
Closing, the InterCept Parties and their designees shall have full right title and interest in and to the legal names of the Sellers.

     8.6   Expenses. Whether or not the expenses are incurred before or after
           --------
the Closing, and except as otherwise expressly provided in this Agreement or another Purchase Document, each of the expenses incurred by the InterCept Parties and the Sellers in connection with the authorization, preparation, execution and performance of this Agreement, including without limitation all fees, commissions, and expenses of agents, representatives, counsel, accountants, investment bankers, brokers and finders, shall be paid by the party that incurred such expenses.

     8.7   Tax Matters.
           -----------

           8.7.1 iBill and iBill Corp. shall pay all Taxes arising from or relating to the Contemplated Transactions if any, due as a result of the purchase, sale or transfer of the Assets in accordance herewith whether imposed by Law on the Sellers, the Purchaser, or the Parent, and the Sellers shall indemnify, reimburse and hold harmless the InterCept Parties in respect of the liability for payment of or failure to pay any such Taxes or the filing of or failure to file any reports required in connection therewith.

           8.7.2 The InterCept Parties shall file and control any returns required to be filed in connection with the operation of the Acquired Business by the Sellers after the Closing Date or required to be filed by the Subsidiaries after the Closing Date. iBill and iBill Corp. shall file and control any returns required to be filed in connection with the operation of the Acquired Business through the Closing Date.

           8.7.3 The InterCept Parties on the one hand, and iBill and iBill Corp. on the other hand, agree to give prompt notice to each other of any proposed adjustment to Taxes for periods during all or part of which Sellers owned the Acquired Business or other proceedings involving the Sellers for such periods. In connection with any such audit or other proceeding, the InterCept Parties, upon the Seller Designated Official's request and at its expense, shall provide the Seller Designated Official copies of all notices, correspondence, demands, assessments and other documents generated in connection with such audit or other proceeding, all of which information shall remain subject to Section
8.10 below. The Seller Designated Official shall also have the right to discuss the status of such audit or other proceeding with the InterCept Parties' representatives and, with the prior written consent of the InterCept Parties, with the applicable taxing authorities involved. All of such activities by the Seller Designated Official shall be conducted in a manner so as not to adversely impact the best interests of the InterCept Parties.

           8.7.4 The InterCept Parties on the one hand, and iBill and iBill Corp. on the other hand, agree to furnish or cause to be furnished to each other, upon request, such information and assistance (including access to books and records) relating to the Sellers as is reasonably necessary for the preparation of any return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

     8.8   Casualty. The Sellers shall bear the risk of any loss or damage or
           --------
destruction to any of the assets of the Sellers from fire, casualty or other causes (each a "Casualty") at all times prior to the Closing. Upon the occurrence of any Casualty prior to the Closing, the Seller Designated Official shall immediately notify the InterCept Parties of the same in writing, stating with particularity the extent of loss or damage incurred, the cause thereof, and the extent to which restoration, replacement, and repair of such assets lost or destroyed will be reimbursed under any insurance policy with respect thereto. Subject to the termination provisions set forth in Section 10.1, the occurrence of a Casualty shall not affect the Parties' obligations to close the Contemplated Transactions otherwise hereunder. If the Parties consummate the Closing and acquire such assets in their "then" condition, the Sellers shall assign to the InterCept Parties all rights under any insurance claim covering the loss and pay over to the InterCept Parties any proceeds under any such insurance policy theretofore received by the Sellers with respect thereto.

     8.9   Setoff. In addition, through March 31, 2004, the InterCept Parties
           ------
shall have the right to setoff (a "Setoff") any amount payable to the InterCept Parties (or any Affiliate of the InterCept Parties) by iBill and iBill Corp. pursuant to Article 9 hereof (provided the InterCept Parties complied with the notice of Claim provisions set forth in Section 9.3), against any Earnout Payment that may be payable by the InterCept Parties to the Sellers; provided, however, that, absent a written agreement between the Parties evidencing a mutually agreed upon Setoff amount and manner of satisfaction of such Setoff amount, the InterCept Parties shall first deposit the proposed Setoff amount with the Escrow Agent (the "Setoff Escrow"; the cash deposited in the Setoff Escrow is referred to as the "Setoff Escrow Cash") and then notify the Sellers of such Setoff in writing with a copy of such written notice to be delivered to the Escrow Agent concurrently with the Setoff Escrow Cash. Except with respect to (i) claims for Losses that are not subject to the Maximum Indemnity as provided in Section 9.5.2 and (ii) amounts held in or paid out of the Special Escrow, in no event shall the aggregate Setoff amounts actually received or retained (whether through the Setoff Escrow or upon written agreement between the Parties to withhold all or part of an Earnout Payment in lieu of actual payment) by the InterCept Parties (or any Affiliate of the InterCept Parties) under this Section 8.9 exceed the Maximum Indemnity minus the sum of (a) the amount then held in the General Escrow plus (b) all amounts previously paid to the Purchaser Indemnitees (as defined in Article 9) out of the General Escrow, out of the Setoff Escrow, or through any other arrangements for indemnification by iBill or iBill Corp. Management and final distribution of all Setoff Escrow Cash deposited with the Escrow Agent shall be governed in accordance with the Escrow Agreement. Notwithstanding anything in this Section 8.9 to the contrary, the Intercept Parties shall only be entitled to Setoff amounts payable to the InterCept Parties (or any Affiliate of the InterCept Parties) by iBill and iBill Corp. pursuant to Article 9 hereof if such Setoff amounts exceed the General Escrow Cash then held in the Escrow Fund, and then only to the extent of such excess.

     8.10  Confidentiality. The InterCept Parties on the one hand and the
           ---------------
Sellers on the other hand shall hold in trust and confidence all Confidential Information about the other and shall not make any copies of, distribute, or use any such Confidential Information except as necessary to prepare for the completion of the Contemplated Transactions. After the Closing, neither the InterCept Parties on the one hand nor iBill and iBill Corp. on the other hand shall make any unauthorized disclosure of Confidential Information about the other for a period of five years. If the Contemplated Transactions do not occur, then each such party, upon the first request in writing from the other, shall return to the other all Confidential Information in its possession, without retaining any copies thereof, and neither the InterCept Parties on the one hand nor iBill and iBill Corp. on the other hand shall make any unauthorized disclosure of Confidential Information about the other for a period of five years from the Signing Date. Notwithstanding the foregoing, any party may disclose Confidential Information to the extent disclosure is mandated by the legal requirements of such party, the Nasdaq Stock Market, or the SEC, as well as to professional advisors, directors and senior executives as reasonably necessary. This Agreement may also be disclosed to third parties if reasonably necessary to secure consents or approvals to consummate the Contemplated Transactions. The parties will cooperate to draft a press release for the announcement of this Agreement as soon as possible after the execution of this Agreement by all parties. The provisions of this Section
8.10 are cumulative with the provisions of (a) the mutual nondisclosure agreement previously signed by the Parent and iBill dated January 17, 2002, and
(b) the Confidential Disclosure Agreement dated March 2, 2002 previously signed by iBill, iBill Corp., the Parent and Nelson Mullins Riley & Scarborough, L.L.P.

     8.11  No Public Announcements. Except as provided in Section 8.10, without
           -----------------------
the prior consent of the other Parties, neither the InterCept Parties on the one hand, nor the Sellers on the other hand, shall make any press release or other public disclosure, or make any statement to any customer, supplier, employee or other person with regard to the Contemplated Transactions.

     8.12  Funds Received After Closing.
           ----------------------------

           8.12.1 Any and all funds received by iBill or iBill Corp. after Closing in respect of the Acquired Business, other than the Purchase Price (including the Cash Payment and the Earnout Payments) and the Excluded Assets (or amounts received in respect thereof) shall be remitted to the InterCept Parties immediately upon receipt.

           8.12.2 Any and all funds received by the InterCept Parties after Closing in respect of the Excluded Assets (or amounts received in respect thereof) shall be remitted to the Sellers immediately upon receipt.

     8.13  Acquisition Proposals. Prior to the Closing or termination of this
           ---------------------
Agreement, the Sellers shall not, and shall not permit any officer, manager, member, partner, limited partner, director, employee or agent of the Sellers or any Affiliate thereof (a) solicit, initiate or encourage submission of proposals or offers, or accept any offers, from any person relating to any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, or any merger, consolidation or business combination with, any of the Sellers (an "Acquisition Proposal"), or (b) participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage any Acquisition Proposal by any other Person.

     8.14  Employment. The InterCept Parties agree to provide offers of
           ----------
employment to substantially all of the employees of iBill at substantially similar levels of compensation except that the compensation of the key management of iBill shall be individually negotiated.

     8.15  Hart-Scott Rodino. As soon as reasonably practicable following the
           -----------------
execution of this Agreement by the Parties, but in no event later than two business days following the

Signing Date, the Parties shall cooperate and use commercially reasonable efforts with respect to the preparation and filing of the required Hart-Scott-Rodino Act applications and related materials with the FTC and the DOJ. The Parent shall pay the total application fees associated with such application and upon Closing shall reduce the Cash Payment by one-half of the application fees associated with such application. Each of the Parties shall also file any supplemental information requested or required by the FTC or the DOJ in connection therewith. Any such notification and report form and supplemental information shall be in compliance with the requirements of the Hart-Scott Rodino Act. Each of the Parties shall also assist the other to facilitate such other Party's preparation of any required filing or submission. The Parties shall keep each other apprised of the status of any communications, inquiries, or requests for additional information, addressed to the party that filed the notification and report form as an acquired or acquiring person, from the FTC or the DOJ and shall comply or cause its respective filing person to promptly comply with any such inquiry request. Each of the Sellers and the Purchaser shall use commercially reasonable efforts to obtain any clearance or early terminations under the Hart-Scott Rodino Act for the transaction contemplated by this Agreement.

     8.16  Non-Competition Agreements. On or before the Closing Date, the
           --------------------------
Parties will cause certain directors of iBill Corp. and employees of the Sellers to execute and deliver the Non-Competition Agreements to the InterCept Parties as contemplated by Section 8.21.1.

     8.17  Termination of Sellers' 401(k) Plan. The governing body of each
           -----------------------------------
Seller shall by resolution prior to the Closing Date terminate any Plan intended to meet the requirements of Section 401(k) of the Code, effective as of the day prior to the Closing Date. As soon as practicable after the Closing Date, the Sellers shall request, in respect of each such Plan, a favorable IRS determination letter concerning each such Plan's termination, pursuant to one or more appropriately filed Treasury Forms 5310.

     8.18  Cooperation re COBRA Obligations. After the Closing, each of the
           --------------------------------
Sellers shall promptly provide to the Parent, the Purchaser, or any of their Affiliates, as they may request, such written, electronic, and other information and data that is connected in any way with any "successor employer" COBRA-related liability or other obligation which may or does apply to the Parent, the Purchaser or any of their Affiliates after the Closing in respect of any Seller's employees or former employees, or their respective spouses, former spouses, or dependents.

     8.19  Special Covenants of Parent.
           ---------------------------

           8.19.1 The Parent unconditionally guarantees full and prompt payment and performance of all of the Purchaser's obligations under this Agreement and all Purchase Documents.

           8.19.2 The Parent will comply with all of the Earnout Payment covenants set forth on Exhibit 3.3, subject to applicable provisions of this Agreement and the Escrow

Agreement.

     8.20  Certain Purchaser 401(k) Plan Service Credit. The Purchaser shall
           --------------------------------------------
provide service credit under the 401(k) plan adopted by Purchaser to each individual who is an employee of a Seller on the Closing Date and who is hired on the Closing Date by the Purchaser as part of the Contemplated Transactions (each, a "Transferred Employee") for an applicable Transferred Employee's service with such Seller, solely for purposes of eligibility to participate under the Purchaser's 401(k) plan; provided, however, that the Purchaser shall not be required to provide such service credit under Purchaser's 401(k) plan to the extent either (i) the applicable Seller is unable to provide documentation, information, and data satisfactory to the Purchaser appropriately evidencing each Transferred Employee's service for the Seller, or (ii) providing such service credit to an applicable Transferred Employee under Purchaser's 401(k) plan might or would violate an applicable "qualification" provision of the Code as applied to such 401(k) plan.


     8.21  Additional Signing Date Deliveries
           ----------------------------------

           8.21.1 Concurrent with the execution and delivery of this Agreement, the Sellers have delivered or caused to be delivered to the InterCept Parties all of the following documents:

                   (A)  the Break-up Fee Escrow Agreement;

                   (B)  the Escrow Agreement;

                   (C) the opinions of Broad and Cassel, L.L.C. and Levenfeld Pearlstein, L.L.C., counsel to the Sellers, dated the Signing Date in the forms attached hereto as Exhibit 8.21.1(C);
                   -----------------

                   (D) Non-Competition Agreements, which shall by their terms not be enforceable until and unless the Closing occurs, in the form of Exhibit
                                                                       -------
8.21.1(D) attached hereto, from the following persons: Albert J. Angel and Eric
---------
Cherry;

                   (E) an Employment Agreement, which shall by its terms not be enforceable until and unless the Closing occurs, in the form of Exhibit
                                                                -------
8.21.1(E) attached hereto, from Garrett M. Bender;
--------

                   (F) certified copies of (i) the resolution of iBill signed by the its general partner, iBill Corp., approving the execution and delivery of the Purchase Documents and the consummation of the Contemplated Transactions, and (ii) resolutions of the board of directors of iBill Corp, certified as true and correct by its President, approving the execution and delivery of the Purchase Documents and the consummation of the Contemplated Transactions.

           8.21.2 Concurrent with the execution and delivery of this Agreement, the InterCept Parties have delivered or caused to be delivered to the Sellers all of the following:

                   (A) the Break-up Fee Escrow Agreement, including payment of the $5,000,000 Break-up Fee deposit to the Escrow Agent;

                   (B)  the Escrow Agreement;

                   (C) resolutions of the InterCept Parties, certified by an appropriate officer, to the effect that the execution and delivery of this Agreement by the InterCept Parties shall have been duly authorized by the board of directors or other governing body of each InterCept Party; and

                   (D) an opinion of Nelson Mullins Riley & Scarborough, L.L.P., counsel to the InterCept Parties, dated the Signing Date, in the form attached hereto as Exhibit 8.21.2(D).
                   -----------------

           8.21.3 Concurrent with the execution and delivery of this Agreement, the Escrow Agent has delivered to the Parties the following documents:

                   (A)  the Break-up Fee Escrow Agreement; and

                   (B)  the Escrow Agreement.

     8.22  Additional Closing Deliveries. In addition to the items listed in
           -----------------------------
Article 7 that are required at Closing, the Parties shall also deliver at Closing the items listed in this Section 8.22; provided, however, that the delivery of such items at the Closing shall not be a condition to the Parties' respective obligations under this Agreement to Close; instead, the Parties shall be entitled to indemnification (except with respect to Section 8.22.1(C)) as provided in Article 9 for any damages they suffer as a result of the failure to deliver such items.

           8.22.1 At the Closing, the Sellers shall deliver or cause to be delivered to the InterCept Parties the following documents or shall have complied with the following covenants, as applicable:

                   (A) copies of all Required Contract Consents obtained by them before Closing (the Parties recognize that it is impractical to obtain consents on a timely basis for all contracts or agreements and agree to attend to such matters with dispatch following the Closing to the extent that consents could not be acquired prior to Closing, it being understood, however, that the Sellers do not warrant that all consents can or will be obtained, and the same shall not be a condition to closing);

                   (B) letters from Broad and Cassell, L.L.C. and Levenfeld Pearlstein, L.L.C., counsel to the Sellers, dated the Closing Date, to the effect that the opinion letter of such counsel previously delivered on the Signing Date is true and correct on and as of the Closing Date;

                   (C) Non-Competition Agreement for Garrett M. Bender, in the form mutually acceptable to the parties;

                   (D)  the actions, agreements, or deliveries required under
Section 8.3, 8.16, and 8.17.

           8.22.2 At the Closing, the InterCept Parties shall deliver or cause to be delivered to the Sellers a letter of Nelson Mullins Riley & Scarborough, L.L.P., counsel to the InterCept Parties, dated the Closing Date, to the effect that the opinion of such counsel previously delivered on the Signing Date are true and correct on and as of the Closing Date

     8.23  Audited Financial Statements. Prior to Closing, Sellers shall have
           ----------------------------
delivered to the InterCept Parties, if available, an audited combined balance sheet of the Sellers as of December 31, 2001 and the related audited combined statements of operations and cash flow for the one year period ending December 31, 2001(the "Audited 12-31-01 Financial Statements"), which shall be substantially the same form as the unaudited 12-31-01 Financial Statements previously delivered to the InterCept Parties (in which event the representations and warranties in Section 4.6 shall be deemed to apply to such financial statements, which shall be deemed to be Financial Statements under this Agreement). If the Audited 12-31-01 Financial Statements are not delivered prior to Closing, the Sellers shall deliver them to the InterCept Parties no later than 30 days after Closing, and if they are not delivered within such period, the InterCept Parties may select and retain an internationally recognized auditing firm to conduct an audit of the Sellers for the period ending December 31, 2001. The Sellers shall reasonably cooperate with the InterCept Parties and their auditors in their efforts to conduct the audit commissioned by the InterCept Parties as described above, and they shall indemnify the InterCept Parties for all reasonable costs and expenses incurred by the InterCept Parties to conduct such audit.

     8.24  Signing Date Document Delivery. Although the Parties contemplate that
           ------------------------------
this Agreement and the other Purchase Documents will be delivered separately in counterparts on the Signing Date, they agree that this Agreement and the other Purchase Documents required to be delivered on the Signing Date shall not be deemed to be delivered, effective, and enforceable unless and until iBill on one hand and the Parent on the other hand have received, via facsimile with originals to follow by reputable overnight courier delivered within two business days of the Signing Date, executed counterparts of the documents that are required to be signed by the Parties and copies of all other Purchase Documents that are required to be delivered on such date and the Parent has paid the Break-up Fee (as defined in Section 10.2) into escrow.

     8.25  Closing Date Document Delivery. Although the Parties contemplate that
           ------------------------------
certain other Purchase Documents will be delivered separately in counterparts on the Closing Date, they agree such Purchase Documents required to be delivered on the Closing Date shall not be deemed to be delivered, effective, and enforceable unless and until iBill on one hand and the Parent on the other hand have received, via facsimile with originals to follow by reputable overnight courier for delivery within two business days of the Closing Date, executed counterparts of the documents that are required to be signed by the Parties and copies of all other Purchase Documents that are required to be delivered on such date and the Parent has paid the cash specified hereunder into escrow and to the Sellers, as applicable.

     8.26  Working Capital. Following the Closing, the books of iBill and the
           ---------------
Subsidiaries shall be closed, and the Purchaser shall prepare, with the assistance of iBill and iBill Corp. as needed and appropriate, a balance sheet (the "Closing Date Balance Sheet") of iBill and the Subsidiaries as of the time immediately prior to Closing prepared in accordance with GAAP (and consistent with iBill's and the Subsidiaries' accounting practices utilized to prepare the 12-31-01 Financial Statements) and accurately reflecting the "Working Capital" of iBill and the Subsidiaries, and the assets and liabilities of the Acquired Business. "Working Capital" means the total current assets of iBill and the Subsidiaries minus the total liabilities of iBill and the Subsidiaries all determined in accordance with GAAP (and consistent with iBill's and the Subsidiaries' accounting practices utilized to prepare the 12-31-01 Financial Statements). The Sellers represent and warrant that there will be no Excluded Assets included within the total current assets of iBill and the Subsidiaries on the Closing Date Balance Sheet. The Purchaser shall deliver the Closing Date Balance Sheet and its calculation of the Working Capital to iBill and iBill Corp. no later than 30 days after the Closing. The extent, if any, to which the Working Capital is less than negative ($8,400,000) on the Closing Date shall be considered a Loss (as defined in Section 9.1) for which the Parent and the Purchaser shall be entitled to indemnification under Article 9.

     8.27  Debitpayments. The Parties agree to the terms contained in the term
           -------------
sheet attached hereto as Exhibit 8.27 (the "Debitpayments Term Sheet")
                         ------------
memorializing the understanding between the InterCept Parties and iBill with respect to Debitpayments.com, LLC, a Tennessee limited liability company. The Parties shall use their best efforts to enter into agreements setting forth in detail the agreements described in the Debitpayments Term Sheet prior to Closing, however, the execution of such agreements shall not be a condition to Closing.

                                    ARTICLE 9
                                 INDEMNIFICATION

     9.1   Indemnification by iBill and iBill Corp. Each of iBill and iBill
           ---------------------------------------
Corp. shall indemnify, defend, and hold harmless the Purchaser and the Parent and their, subsidiaries, successors and permitted assigns, and the directors, officers, employees and agents of each (collectively, the "Purchaser Indemnitees"), at, and at any time after (subject to Section 9.5.3), the Closing, from and against any and all demands, claims, actions, or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation, and settlement amounts, together with interest and penalties (collectively, a "Loss" or "Losses"), asserted against, resulting to, imposed upon, or incurred by the Purchaser Indemnitees, directly or indirectly, by reason of, resulting from, incident to or arising in connection with any of the following:

               9.1.1 Breach of Obligation. Any breach of any representation,
                     --------------------
warranty, covenant or agreement of any of the Sellers contained in or made pursuant to this Agreement and the other Purchase Documents, including the agreements and other instruments contemplated hereby and thereby;

               9.1.2 Scheduled Matters. Any demand, claim, or action by a party
                     -----------------
described in Schedule 9.1.2, any affiliate or licensee of such a party, or any
             --------------
other Person claiming rights under the subject property arising from matters disclosed in Schedule 9.1.2;
             --------------

               9.1.3 Excluded Liabilities. Any liabilities or obligations of any
                     --------------------
kind or nature whatsoever, whether accrued, absolute, contingent, or otherwise, known or unknown, arising out of or in connection with any Excluded Liabilities, or the conduct of the Acquired Business or the ownership or use of the Assets prior to the Closing Date, except for the Assumed Liabilities;

               9.1.4 Failure to Provide Items at Closing. Any failure to provide
                     -----------------------------------
the documents or comply with the covenants, as applicable, listed in Section 8.22.1;

               9.1.5 Violations of Fraudulent Conveyance or Bulk Sales Laws. Any
                     ------------------------------------------------------
failure to comply with any fraudulent conveyance or similar Laws relating to notices to creditors, or with any applicable bulk sales Laws;

               9.1.6 Fraud. Any fraud by any Seller in connection with the
                     -----
Purchase Documents or the Contemplated Transactions; or

               9.1.7 Chargebacks in Excess of Reserve. Any liabilities or
                     --------------------------------
obligations arising from Chargebacks attributable to transactions made prior to Closing to the extent they exceed "Client Funds," "Client Recoveries," and the "Aggregate Allowance for Refunds" at Closing. For purposes of this Agreement,
(i) "Aggregate Allowance for Refunds" shall mean the sum of the reserves maintained by the Sellers at Closing for Chargebacks as they relate to credit card and check transaction processing; (ii) "Client Funds" shall mean all funds of any merchants, consumers, or other Persons in the custody or possession of the Acquired Business, which funds the Purchaser has the contractual right to set off against amounts due in respect of Chargebacks; and "Client Recoveries" shall mean amounts received by the Purchaser (net of associated out of pocket collection costs) from the merchant, consumer or other Person with respect to whom a Chargeback was made that are not Client Funds. The Purchaser shall (a) maintain levels of Client Funds and Aggregate Allowance for Refunds in a commercially reasonable manner on a case by case basis, and (b) pursue commercially reasonable collection efforts for a period of 90 days in an attempt to realize Client Recoveries. If the Sellers indemnify the Purchaser pursuant to this Section 9.1.7, the Purchaser shall assign to the Sellers the right to seek recovery from the merchants, consumers or other Persons with respect to whom the indemnified Chargebacks were made.

           9.2 Indemnification by the Purchaser. The Purchaser shall indemnify,
               --------------------------------
defend, and hold harmless the Sellers, each director, officer, employee and agent of the Sellers, and their respective heirs, successors, and permitted assigns (collectively, the "Seller Indemnitees"), at, and at any time after, the Closing, from and against any and all Losses asserted against, resulting to, imposed upon, or incurred by the Seller Indemnitees, directly or indirectly, by reason of, resulting from, incident to or arising in connection with any of the following:

               9.2.1 Breach of Obligation. Any breach of any representation,
                     --------------------
warranty, or agreement of the Parent or Purchaser contained in or made pursuant to this Agreement or the other Purchase Documents, including the agreements and other instruments contemplated hereby and thereby;

               9.2.2 Assumed Liabilities. Any of the Assumed Liabilities;
                     -------------------

               9.2.3 Post-Closing Operations. The ownership and operation of the
                     -----------------------
Assets and Acquired Business from and after the Closing Date; or

               9.2.4 Fraud. Any fraud by either InterCept Party or their
                     -----
Affiliates in connection with the Purchase Documents or the Contemplated Transactions.

           9.3 Notice of Claim. The party entitled to indemnification hereunder
               ---------------
(the "Claimant") shall deliver to the Party from whom indemnification is sought hereunder (the "Obligor") notice in writing (the "Required Notice") within 60 days of Claimant's discovery of any Loss in respect of which the right to indemnification is sought under this Agreement, specifying in reasonable detail the nature of the Loss, and, if known, the amount, or, if not known, an estimate of the amount, of the liability arising therefrom (the "Claim"). Notwithstanding the above, the failure to give Required Notice within such 60 day period shall not result in the waiver or loss of any right to bring such Claim hereunder after such period unless, and only to the extent that, the other Party is actually prejudiced by such failure. The Claimant shall provide to the Obligor as promptly as practicable thereafter information and documentation reasonably requested by the Obligor to support and verify the claim asserted, provided that, in so doing, it may condition any disclosure in the interest of preserving privileges of importance in any foreseeable litigation.

           9.4 Defense. If the facts pertaining to the Loss arise out of the
               -------
claim of any third party (other than a member of the Purchaser Indemnitees or the Seller Indemnitees, whichever is entitled to indemnification for such matter) and indemnification is available by virtue of the circumstances of the Loss, the Obligor must assume the defense or the prosecution thereof, including the employment of counsel or accountants, at its cost and expense. If representation of both the Obligor and the Claimant by such counsel would be inappropriate due to actual or potential differing interests between the Obligor and the Claimant in such proceeding (such as the availability of defenses to the Claimant), the Claimant (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the Obligor. The

Claimant shall have the right to determine and adopt (or, in the case of a proposal by the Obligor, to approve) a settlement of such matter in its reasonable discretion, except that the Claimant need not consent to any settlement that (a) imposes any non-monetary obligation on the Claimant or (b) the Obligor does not agree to pay in full. The Obligor shall not be liable for any settlement of any such claim effected without its prior written consent. Whether or not the Obligor chooses to so defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information, and testimony, and attend such conferences, discovery proceedings, hearings, trials, and appeals, as may be reasonably requested in connection therewith.

           9.5 Limitations. Notwithstanding anything in this Article 9 to the
               -----------
contrary:


               9.5.1 Basket. No indemnification or any other claim for damages
                     ------
under this Agreement or any other Purchase Document shall be payable by the applicable Party unless and until the aggregate total of all Losses suffered by
(a) the Purchaser Indemnitees, with respect to indemnification by iBill and iBill Corp., or (b) the Seller Indemnitees with respect to indemnification by the Purchaser, equal or exceed $720,000 (and in that event payable for Losses in excess of $560,000) (the "Basket"). Claims against iBill and iBill Corp. for Losses based on Excluded Liabilities under Section 9.1.3 (except for Losses based upon Sections 2.2.1, 2.2.5, and 2.2.9, which shall be subject to the Basket) or for which indemnification may be sought under Sections 8.22, 8.26, 9.1.2, 9.1.3, 9.1.4, 9.1.6, and 9.1.7 shall not be subject to the Basket.

               9.5.2 Maximum Indemnity. In no event shall the liability of iBill
                     -----------------
and iBill Corp. under this Article 9 exceed an aggregate of $16,800,000 (the "Maximum Indemnity"). Claims against the Sellers for Losses based on Excluded Liabilities under Section 9.1.3 (except for Losses based upon Sections 2.2.1,
2.2.5 and 2.2.9, which shall be subject to the Maximum Indemnity) or for which indemnification may be sought under Section 9.1.6 shall not be subject to any indemnification limit, including the Maximum Indemnity, and shall not count against the Maximum Indemnity. To the extent claims against the Sellers for Losses arising under Section 9.1.2 are satisfied by funds retained in the Special Escrow (or outside of the Special Escrow as provided in Section 9.9) established to address Losses arising as a result of matters set forth in
Section 9.1.2, such Losses shall not count against the Maximum Indemnity.

               9.5.3 Time of Assertion. No indemnification shall be payable by
                     -----------------
any party with respect to matters as to which it has not received notice from the Claimant on or before the March 31, 2004, except that

                     (A) there shall be no limitation on the time during which indemnification may be sought or obtained for (1) Losses based on Excluded Liabilities or, insofar as a Claim may be asserted by the Sellers, Assumed Liabilities; (2) any instance of fraud by any party of any provision of this Agreement or any other instrument or agreement to be executed and delivered by such party in connection with the transactions contemplated hereby, (3) any breach of the representations and warranties contained in Sections 4.1 (Entity Organization), 4.21 (Broker's or Finder's Fees), or 5.1 (Corporate Existence) and the covenants and agreements contained in Sections 8.1 (Cooperation), 8.6 (Expenses), and 8.7 (Tax Matters);

               (B) the limitation on the time during which indemnification may be sought or obtained shall be sixty (60) days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to any breach of the representations and warranties contained in Sections 4.19 (Employee Benefit Plans and Arrangements) (insofar as they relate to ERISA or the Internal Revenue Code) and 4.25 (Tax Matters);

               (C) the limitation on the time during which indemnification may be sought or obtained shall be extended if a Required Notice of a Claim shall have been timely given under this Article 9 on or before the termination date that would otherwise apply, until the related Claim for indemnification has been satisfied or otherwise resolved as provided in this Article 9.

     9.6 Indemnification Exclusive Remedy. In the absence of a fraud claim, and
         --------------------------------
except for non-monetary equitable relief, if the Closing occurs, indemnification pursuant to the provisions of this Article 9 shall be the sole and exclusive remedy of the Parties for any breach of any representation or warranty contained in this Agreement. All Losses for which iBill and iBill Corp. are obligated to indemnify Purchaser and the Parent shall be satisfied solely out of the General Escrow, the Setoff Escrow or the Special Escrow, as applicable. Notwithstanding the foregoing, Losses for which iBill and iBill Corp. are obligated to indemnify the Purchaser or the Parent that are based upon Excluded Liabilities under
Section 9.1.3 (except for Losses based upon Sections 2.2.1, 2.2.5, and 2.2.9, which shall only be satisfied under an applicable escrow fund) or for which indemnification may be sought under Section 9.1.6, shall be satisfied, in the sole discretion of the Parent, from the General Escrow, the Setoff Escrow or directly from iBill and iBill Corp., in immediately available funds paid to an account specified by the Parent. All Losses for which the Purchaser or the Parent is obligated to indemnify iBill and iBill Corp. shall be satisfied in immediately available funds paid to an account specified by iBill.

     9.7 Purchaser's and Parent's Obligations. Nothing in this Article 9 shall
         ------------------------------------
be construed in any way to limit the Purchaser's or the Parent's obligations to pay the Purchase Price (including the Cash Payment and the Earnout Payments, subject to set off rights set forth in Section 8.9) or discharge the Assumed Liabilities in the manner set forth in this Agreement, and the Basket shall not apply to such items.

     9.8 Exculpation. Other than for any instance of fraud, nothing herein
         -----------
contained shall be construed to create any liability to any person or entity other than the Sellers on one hand and the InterCept Parties on the other hand. Other than for any instance of fraud, (a) each of the InterCept Parties waives any recourse, direct or indirect, against the partners (other than iBill Corp., the general partner of iBill), officers, employees and agents of iBill and the shareholders, directors, officers, employees and agents of iBill Corp.; and (b) each of the Sellers waives any recourse, direct or indirect, against the shareholders (other than the Parent), directors, officers, employees and agents of the InterCept Parties.

     9.9   Assignment of Claim. If the Purchaser Indemnitees are fully
           -------------------
indemnified for a claim arising under Section 9.1.2 (a "Special Claim") from (a) the Special Escrow, and (b) iBill or iBill Corp if and to the extent that the amount of the Special Claim exceeds the Special Escrow, then the Purchaser Indemnitees shall assign to iBill and iBill Corp. all remaining rights of further recovery associated with the Special Claim that the Purchaser Indemnitees may have against any third parties. If iBill and iBill Corp. decline to indemnify the Purchaser Indemnitees for the amount that the Special Claim exceeds the Special Escrow, the Purchaser Indemnitees shall be indemnified for such excess by reimbursement first from the General Escrow and then from the Setoff Escrow, the amount of such excess shall not reduce the Maximum Indemnity, and the Purchaser Indemnitees shall not be obligated to assign to iBill and iBill Corp. all remaining rights of further recovery associated with the Special Claim that the Purchaser Indemnitees may have against any third parties.

                                   Article 10
                                   TERMINATION

     10.1. Termination. Notwithstanding any other provision of this Agreement,
           -----------
this Agreement may be terminated and the Contemplated Transactions abandoned at any time prior to the Closing Date:

           10.1.1 By mutual written consent of the InterCept Parties, on the one hand, and the Sellers, on the other hand;

           10.1.2 By the InterCept Parties or the Sellers in the event that all applicable waiting periods under the Hart-Scott-Rodino Act do not expire without objection from the FTC and the DOJ; provided, however, that a Party's right to terminate this Agreement for the event stated herein shall be subject to such Party's compliance with the provisions of Section 8.15;

           10.1.3 By the InterCept Parties if a Catastrophic Event occurs. A "Catastrophic Event" shall be deemed to have occurred if any event affecting the Sellers' business systems (including available backup systems) renders the Sellers substantially incapable of conducting their business for any period of at least five consecutive calendar days that ends during the period from the Signing Date to the Closing Date;

           10.1.4 By the InterCept Parties in their sole discretion upon payment of the Break-up Fee (defined below) to iBill;

           10.1.5 By the Sellers no earlier than 10 business days after the cessation of a Catastrophic Event that caused postponement of the Target Closing Date (as defined in Section 10.2);

           10.1.6 By the Sellers no earlier than 15 business days after the occurrence of a Catastrophic Event, if such Catastrophic Event has not ceased; or

           10.1.7 By the Sellers on or at any time after the date that the Break-up Fee was due under Section 10.2, whether or not the Break-up Fee was paid when due.

     10.2  Break-up Fee. Upon the execution of this Agreement, the Purchaser has
           ------------
deposited with the Escrow Agent the sum of $5,000,000 (the "Break-up Fee") to be paid to iBill in accordance with (i) this Section 10.2 and (ii) the Break-up Fee Escrow Agreement. Except in the case of a termination pursuant to Sections 10.1.1, 10.1.2, 10.1.3, 10.1.5 or 10.1.6, in the event that the Closing does not occur on or before the fifth business day after all of the conditions of Sections 7.1 and 7.3 have been satisfied or waived by the InterCept Parties (the "Target Closing Date"), then the Purchaser shall direct the Escrow Agent to release and pay over the Break-up Fee to iBill. Notwithstanding anything to the contrary in this Agreement, if any event affecting the Sellers' business systems (including available backup systems) renders the Sellers substantially incapable of conducting their business on or before the Target Closing Date, then (a) the Target Closing Date shall be deferred to the date that is five business days after the cessation of such service outage and (b) for so long as such service outage continues, the total continuous time period of such service outage shall be measured to determine whether such service outage will result in a Catastrophic Event.

     10.3  Effect of Termination.
           ---------------------

           10.3.1 If the parties to this Agreement terminate this Agreement pursuant to Section 10.1, then this Agreement (other than Section 8.10, the obligation of the InterCept Parties to pay the Break-up Fee as provided in clause (a) of Section 10.1.5, and this Section 10.3, each of which shall survive termination) shall forthwith become void and have no effect, without any liability on the part of any party to this Agreement or any Person of any party to this Agreement. Payment of the Break-up Fee as set forth in this Article 10 shall be Sellers' sole and exclusive remedy against the InterCept Parties under this Agreement arising out of or related to the InterCept Parties' failure to close the Contemplated Transactions.

           10.3.2 From the date hereof through the earlier of (i) the two-year period following the date of this Agreement, if any of the Parties terminate this Agreement pursuant to Section 10.1, or (ii) the Closing, the InterCept Parties agree that they will not, directly or indirectly, hire or otherwise engage any employee, officer or director of the Sellers, or otherwise induce any such person to terminate or limit his or her relationship with Sellers.


                                   Article 11
                                  MISCELLANEOUS

     11.1  Contents of Agreement; Parties in Interest; etc. This Agreement,
           -----------------------------------------------
which
includes the schedules, exhibits and the other documents, agreements, certificates and instruments executed and delivered pursuant to or in connection with this Agreement (collectively, the "Purchase Documents") sets forth the entire understanding and agreement of the parties hereto with respect to the transactions contemplated hereby. It shall not be assigned, amended, or modified except by written instrument duly executed by each of the parties hereto. Any and all prior or contemporaneous negotiations, agreements, representations, warranties, and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded in their entirety by this Agreement and the other Purchase Documents and shall not create any liability on the part of any party hereto in favor of any other party (or parties), except as otherwise expressly set forth in this Agreement and in the other Purchase Documents.

     11.2  Waiver. Any term or provision of this Agreement may be waived at any
           ------
time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party.

     11.3  Notices. Any notice, request, demand, waiver, consent, approval or
           -------
other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by telecopier, air courier, telegram or by registered or certified mail, postage prepaid, as follows:

           if to the Purchaser:

           InterCept, Inc.
           3150 Holcomb Bridge Road, Suite 200
           Norcross, GA 30071
           Attention:  Scott R. Meyerhoff
           Fax: (770) 840-2521

           With a copy to:

           Charles D. Vaughn, Esq.
           Nelson Mullins Riley & Scarborough, L.L.P.
           First Union Plaza, Suite 1400
           999 Peachtree Street, N.E.
           Atlanta, GA  30309
           (404) 817-6189
           (404) 817-6150 (facsimile)

           If to any Seller, to:

           Albert J. Angel
           1895 NE 214 Terrace

           North Miami Beach, FL 33179
           Fax: (954) 726-3885

           Eric Cherry
           ICN, Ltd.
           1801 S. Federal Highway
           Suite 300
           Delray Beach, FL 33483
           Fax: (561) 726-3885

           With a copy to:

           Michael J. Tuchman, Esq.
           Levenfeld Pearlstein
           33 West Monroe Street
           21/st/ Floor
           Chicago, Illinois 60603
           (312) 456-0561
           Fax: (312) 346-8434

or to such other address as the addressee may have specified in a notice duly given to the sender as provided in this Agreement. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, transmitted by facsimile, telegraphed, or mailed, as the case may be.

     11.4  Georgia Law to Govern. THIS AGREEMENT SHALL BE GOVERNED BY AND
           ---------------------
INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA, WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES.

     11.5  No Benefit to Others. The representations, warranties, covenants, and
           --------------------
agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns, and nothing contained in this Agreement or the other Purchase Documents shall be construed as conferring any rights on any other persons.

     11.6  Headings, Gender. All section headings contained in this Agreement
           ----------------
are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used in this Agreement, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. The "knowledge" of a person shall include the current actual awareness of such Person, such Person's officers charged with the responsibility for the matters qualified by the use of the term "knowledge," and such matters as would be revealed by a review of such Person's records.

     11.7  Schedules and Exhibits. All exhibits and schedules referred to in
           ----------------------
this Agreement are incorporated in this Agreement by reference and are intended to be and hereby are specifically made a part of this Agreement.

     11.8  Severability. The invalidity or unenforceability of any provision of
           ------------
this Agreement in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     11.9  Counterparts. This Agreement may be executed in any number of
           ------------
counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

     11.10 Assistance of Counsel. The InterCept Parties on the one hand, and the
           ---------------------
Sellers on the other hand, acknowledge that they have had the assistance of counsel in negotiating and preparing the terms of this Agreement; therefore, this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the Agreement to be drafted.

     11.11 Time of the Essence. Time is of the essence of this Agreement.
           -------------------

     11.12 Actions and Proceedings. The InterCept Parties and the Sellers
           -----------------------
consent to the exclusive jurisdiction and venue of state or Federal courts having a situs in Fulton County, Georgia in any action or judicial proceeding brought by the Sellers to enforce, construe or interpret this Agreement or the other Purchase Documents. The Sellers and the InterCept Parties consent to the exclusive jurisdiction and venue of state or Federal courts having a situs in Miami-Dade or Broward Counties, Florida, in any action or judicial proceeding brought by the InterCept Parties to enforce, construe or interpret this Agreement or the other Purchase Documents. The Parties agree that any forum other than as provided above is an inconvenient forum and that a suit (or non-compulsory counterclaim) brought by a party against another in a jurisdiction other than as set forth herein should be forthwith dismissed or transferred to a court located in the jurisdiction prescribed herein. The reasonable attorney's fees of the parties prevailing in any action or judicial proceeding brought by the a party to enforce, construe or interpret this Agreement or the other Purchase Documents shall be paid by the non-prevailing party in such dispute.

     11.13 Execution by Facsimile. Any party may deliver an executed copy of
           ----------------------
this Agreement and any documents contemplated hereby by facsimile transmission to another party, and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement or of such other documents.

     11.14 Survival of Representations, Warranties, Covenants and Agreements.
           -----------------------------------------------------------------
Notwithstanding any right of the InterCept Parties (whether or not exercised) to investigate the Acquired Business or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, the Sellers and the InterCept Parties have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations, warranties, covenants, and agreements of the Sellers and the InterCept Parties contained in this Agreement will survive the Closing.

     11.15 Appointment of Designated Officials. The Parties agree and consent to
           -----------------------------------
the appointment of their respective Designated Officials as set forth in the definitions section of this Agreement for the purposes described in this Agreement and the Escrow Agreement. Notwithstanding the above, each Party, in its sole discretion, may designate a replacement Designated Official provided such Party provides written notice to the other Party and the Escrow Agent.

                         [Signatures begin on next page]

               IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement on the date first written above:

                                    "INTERCEPT PARTIES"

                                    "Parent"
                                    InterCept, Inc.

                                    By:  /s/ Scott R. Meyerhoff
                                       -----------------------------------------
                                         Name:  Scott R. Meyerhoff
                                                --------------------------------
                                         Title: Chief Financial Officer, Senior
                                                -------------------------------
                                                Vice President, and Secretary
                                                --------------------------------


                                    "Purchaser"
                                    InterCept Billing Company, LLC
                                    By:  InterCept, Inc., its sole member and
                                            manager

                                    By:  /s/ Scott R. Meyerhoff
                                       -----------------------------------------
                                         Name:  Scott R. Meyerhoff
                                                --------------------------------
                                         Title: Chief Financial Officer, Senior
                                                -------------------------------
                                                Vice President, and Secretary
                                                --------------------------------


                                    "SELLERS"

                                    "iBill"

                                    Internet Billing Company, Ltd., by Internet
                                    Billing Corp., its sole general partner

                                    By:  /s/ Albert J. Angel
                                       -----------------------------------------
                                         Name:  Albert J. Angel
                                                --------------------------------
                                         Title: President
                                                --------------------------------


                                    "iBill CA"

                                    iBill California, LLC

                                    By:  /s/ Albert J. Angel
                                       -----------------------------------------
                                         Name:  Albert J. Angel
                                                --------------------------------
                                         Title: Chairman
                                                --------------------------------

                                            "Liberty"
                                            Liberty Merchant Services, LLC

                                            By:    /s/ Albert J. Angel
                                               ---------------------------------
                                               Name:     Albert J. Angel
                                                    ----------------------------
                                               Title:    Chairman
                                                     ---------------------------


                                            "iBill Technologies"
                                            iBill Technologies LLC

                                            By:    /s/ Albert J. Angel
                                               ---------------------------------
                                               Name:     Albert J. Angel
                                                    ----------------------------
                                               Title:    Chairman
                                                     ---------------------------


                                            "iBill Corp."
                                            Internet Billing Corp.

                                            By:    /s/ Albert J. Angel
                                               ---------------------------------
                                               Name:     Albert J. Angel
                                                    ----------------------------
                                               Title:    President
                                                     ---------------------------


                                            "iBill Corp. (Delaware)"
                                            iBill Corp.

                                            By:    /s/ Albert J. Angel
                                               ---------------------------------
                                               Name:        Albert J. Angel
                                                    ----------------------------
                                               Title:       Chairman
                                                     ---------------------------


                                            "iBill GAP"
                                            iBill GAP, LLC

                                            By:    /s/ Albert J. Angel
                                               ---------------------------------
                                               Name:     Albert J. Angel
                                                    ----------------------------
                                               Title:    Chairman
                                                     ---------------------------

                                            "CSR"
                                            CSR Billing.com, LLC

                                            By:    /s/ Albert J. Angel
                                               ---------------------------------
                                               Name:     Albert J. Angel
                                                    ----------------------------
                                               Title:    Chairman
                                                     ---------------------------

                                 Exhibit 3.2(B)

                                Escrow Agreement

                                 (see attached)

                                 Exhibit 3.2(C)

                          Break-up Fee Escrow Agreement

                                   Exhibit 3.3

                                Earnout Payments

                                 (see attached)

                                   Exhibit 3.3

A.  Earnout Payment Formula and Payment Terms.
    -----------------------------------------

          1. For each Earnout Quarter, there shall be calculated an "Earnout Payment" equal to 7.5 times the Excess Dollars at the end of that Earnout Quarter.

          2. The Earnout Payment shall be paid to the Sellers in cash within 45 days of the close of each Earnout Quarter.

B.  Definitions.
    -----------

          1. "EBITDA" means the consolidated net income of the Purchaser and its subsidiaries before interest, federal, state, local, and foreign income taxes, depreciation and amortization, determined in accordance with GAAP.

          To the extent included in the consolidated net income of the Purchaser and its subsidiaries, EBITDA shall exclude the effects of the following items:

             (a) Any extraordinary or non-recurring items under GAAP, provided that fines and penalties imposed by VISA or MasterCard shall not be deemed to be extraordinary or non-recurring. Notwithstanding the foregoing, any fines and penalties imposed by VISA or MasterCard that relate to pre-Closing events and for which the Sellers indemnify the InterCept Parties shall not reduce EBITDA for purposes of this Exhibit 3.3 to the extent of such indemnification. The
                     -----------
recovery of so-called "Double Chargebacks" shall not be an extraordinary or non-recurring income item.

             (b) Any liability or obligation of the Sellers arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and fees and expenses of counsel, accountants, brokers and other experts employed by the Sellers.

             (c) Any expenses directly or indirectly incurred in connection with the financing of the acquisition of the Acquired Business or any refinancing of such indebtedness or any other financing not reflected in the Financial Statements of the Acquired Business for the year ending December 31, 2001.

             (d) Any gain, loss, income or expense (including, without limitation, any costs or expenses associated with any deferred compensation, stock option, stock bonus or similar plan or programs) resulting from a change in the Purchaser's accounting methods, principles or practices or a change in GAAP or any GAAP election or treatment not made or utilized by iBill in the Financial Statements of the Acquired Business for the year ending December 31, 2001.

          (e) Intercompany charges (including any general and administrative overhead allocation charges) between Purchaser (or any Purchaser subsidiary) and the Parent (or any other affiliate of the Parent) that have not been approved by Garrett M. Bender (or his successor if he is no longer the chief executive officer of the Purchaser as a result of his employment being terminated by the Purchaser or Parent for Cause or he has left the employment of the Purchaser without Adequate Justification (as those terms are defined in Mr. Bender's employment agreement with the Parent)), which approval shall not be unreasonably withheld. Notwithstanding the foregoing, any intercompany charges that are reasonably likely not to result in net savings over the period in which the Earnout Payments are to be calculated shall not be included in the calculation of EBITDA unless they are approved not only by Mr. Bender or his successor but also by the Seller Designated Official before the same are accrued, which approval shall not be unreasonably withheld.

          (f) Interest earned on undistributed earnings shall be excluded from EBITDA. For the avoidance of doubt, interest earned by the Purchaser on client deposits, holdbacks and reserves, as well as interest earned on the so-called "customer float," shall be included in EBITDA.

          (g) If the discount rates that iBill currently pays for its credit card payment processing are reduced, then (x) if the reduction occurs pursuant to an agreement entered into or term sheet procured from a reputable provider of credit card transaction processing services before the Closing Date, the Sellers shall be entitled to the entire benefit from such expense reduction in the calculation of EBITDA, and (y) if the reduction occurs after the Closing Date (other than pursuant to an agreement or term sheet entered into or procured as provided in the preceding clause), the Sellers shall be entitled to only 50% of the benefit from such expense reduction in the calculation of EBITDA. Notwithstanding the foregoing, if the reduction occurs after the Closing Date, but the Sellers presented to the Purchaser on or prior to the Closing Date an agreement or term sheet from a reputable provider of credit card transaction processing services reflecting a lower discount rate (the "Offer Rate") than the discount rate (the "Prior Rate") in place prior to the Closing Date, and the Purchaser opts not to proceed with the provider offering the Offer Rate and instead secures a discount rate (the "Purchaser Alternate Rate") from another provider, then (x) the Sellers shall be entitled to the benefit from the expense reduction from the Prior Rate to the Offer Rate in the calculation of EBITDA, and (y) the Sellers shall be entitled to 50% of the benefit from the expense reduction, if any, from the Offer Rate to the Purchaser Alternate Rate in the calculation of EBITDA. In comparing discount rates for purposes of the preceding sentence, the parties shall in good faith take into account not only the stated discount rate but also any other charges by the applicable provider (such as fees per transaction) so that the rates being compared are fairly compared on an "all in" basis.

          (h) Any expense or reserve for an expense or liability that relates to pre-Closing events and for which the Sellers indemnify the InterCept Parties.

          (i) The gain or loss from the exchange of securities, or any increase or reduction in the carrying value of such securities.

          (j) Any reserves or adjustments to reserves that are not consistent with past practices of the Acquired Business.

          (k) The financial results of Interactive and Certidigm to the extent attributable to the Purchaser's interest therein.

          (l) Any costs or expenses under GAAP that result from the issuance of stock options with exercise prices below the fair market value of the Parent's common stock at the relevant time, or that result from any stock bonus, deferred compensation award or similar plan or program.

          (m) Any expense that iBill would have booked as a pre-Closing expense if it had prepared financial statements for the period under GAAP. (For example, if iBill would have accrued an expense on its books for a $5,000 utility bill that it received pre-Closing, the Purchaser shall not treat the payment of that expense as an expense that reduces EBITDA in an Earnout Quarter.)

     For purposes of this Exhibit 3.3, the Purchaser shall aggregate, on a quarterly basis, the amounts by which the cash compensation of Garrett Bender and the other members of iBill's key management team is reduced, in exchange for nondeductible compensation such as stock options, in connection with the negotiation of their employment by the InterCept Parties. That aggregate amount shall be added to the other expenses of the Purchaser in the quarterly calculations of EBITDA hereunder.

     2. "Earnout Quarter" means each of the six calendar quarters beginning with the calendar quarter commencing on July 1, 2002.

     3. "Accumulated EBITDA Goal" means for the close of an Earnout Quarter identified in the left hand column, the amount set forth in the right hand column:

--------------------------------------------------------------------------------

    Earnout Quarter Starting and Ending                Accumulated EBITDA Goal
    -----------------------------------                -----------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    July 1, 2002 - September 30, 2002                       $ 4,000,000

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    October 1, 2002 - December 31, 2002                     $ 8,000,000

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    January 1, 2003 - March 30, 2003                        $ 4,000,000

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    April 1, 2003 - June 30, 2003                           $ 8,000,000

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    July 1, 2003 - September 30, 2003                       $12,000,000

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    October 1, 2003 - December 31, 2003                     $16,000,000

--------------------------------------------------------------------------------

4.   "Excess Dollars" means:

     (a) For Earnout Quarters one and two (Q3 and Q4 2002): the total accumulated EBITDA for each of the Earnout Quarters through the close of the Earnout Quarter in respect of which the Earnout Payment is calculated, less the
                                                                       ----
Accumulated EBITDA Goal for that Earnout Quarter, less the Excess Dollars for
                                                  ----
any previous 2002 Earnout Quarter in respect of which an Earnout Payment was paid.

     (b) For the remaining Earnout Quarters (three through six, or Q1 through Q4 in 2003): the total accumulated EBITDA for each of the Earnout Quarters (beginning with Earnout Quarter three) through the close of the Earnout Quarter in respect of which the Earnout Payment is calculated, less the Accumulated
                                                       ----
EBITDA Goal for that Earnout Quarter, less the Excess Dollars for any previous
                                      ----
2003 Earnout Quarter (three through five) in respect of which an Earnout Payment was paid.

          (c) The failure of the Purchaser to perform in a manner that results in an Earnout Payment for one or more quarters shall not result in iBill having to refund any portion of an Earnout Payment previously paid with respect to any prior quarter.

     5. "Change in Control" shall be deemed to occur if with respect to either InterCept Party (the "Company"):

          (a) The members of the Board of Directors of the Company ("Board") at the beginning of any consecutive 12 calendar month period ("Incumbent Directors") cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided, however, that any director whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 12 calendar month period, shall be deemed an Incumbent Director.

          (b) Any "person", including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act"), but excluding the Company, any of its affiliates, or any employee benefit plan of the Company or any of its affiliates) is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Act), directly or indirectly, of securities of the Company representing the greater of 50% or more of the combined voting power of then outstanding securities.

          (c) The shareholders of the Company approve a definitive agreement for the merger or other business combination of the Company with or into another corporation if (A) a majority of the directors of the surviving corporation were not directors of the Company immediately prior to the effective date of such merger or (B) the shareholders of the Company immediately prior to the effective date of such merger own less than a majority of the combined voting power in the then outstanding securities in such surviving corporation.

          (d) A sale, exchange or other disposition of all or substantially all of the assets of the Company.

C.  Special Covenants and Agreements.
    ---------------------------------

     The InterCept Parties acknowledge that but for the expectation of receiving Earnout Payments in accordance with this Agreement, the Sellers would not have entered into the transactions contemplated by the Agreement (although the Sellers acknowledge that the undertakings of the InterCept Parties hereunder are not a guaranty that all or any part of the Earnout Payments will be earned). Accordingly, the InterCept Parties agree as follows:

     1. The Purchaser shall use commercially reasonable efforts consistent with sound business practice to maximize the revenues, carefully manage expenses, and maximize EBITDA of the Acquired Business throughout the Earnout Quarters.

     2. The Purchaser shall use commercially reasonable efforts to avoid any act that might have (and actually results in) a Material Adverse Effect upon its assets or business.

     3. Subject to Section C.7 below, the Parent shall operate the Purchaser as a separate and independent entity and business (which business shall be that of the Acquired Business) and shall endeavor always to maintain the integrity of the Purchaser as a business unit and legal entity distinct from the Parent and its other affiliates. Subject to Section C.7 below, the Purchaser shall not be combined (by acquisition, merger, consolidation, reorganization, joint venture or other means) with any other business or business entity.

     4. The Purchaser shall cause to be maintained in effect levels of property damage, liability, business interruption, and other insurance substantially consistent with the levels maintained by the Sellers before Closing.

     5. The Purchaser shall pay its debts and liabilities and perform its obligations as they mature in accordance with their terms and payment schedules.

     6. The Purchaser shall comply with all applicable Laws, except for such failures to comply as could not reasonably be expected to have a Material Adverse Effect on the Acquired Business.

     7. The Parent agrees not to divert or attempt to divert customers or revenues away from the Purchaser relating to the Acquired Business. The Sellers acknowledge, however, that the Parent expects to continue to make acquisitions of companies that will complement and enhance its business. If the Parent acquires a company that engages in payment processing for traditional, "bricks and mortar" customers, no adjustment shall be made to the calculation of EBITDA hereunder. On the other hand:

          (a) If the Parent acquires or starts a company that engages in online payment processing of the nature performed by the Purchaser, then the Parent may elect, or not, to combine the business of the acquired or new company with that of the Purchaser.

          (b) Whether or not the acquired or new company is combined with the Purchaser, the EBITDA of the acquired or new company for the applicable Earnout Quarter shall be calculated according to this Exhibit 3.3, and the "Incremental EBITDA" of the acquired or new company (as defined in the following sentence) for such quarter shall then be added to the EBITDA of the Purchaser for purposes of this Exhibit 3.3. "Incremental EBITDA" of an acquired company is equal to (x) the amount of EBITDA of the acquired company for the Earnout Quarter for which the calculation is being made, minus (y) the amount of EBITDA of the acquired company for the most recent full three month period that preceded the Purchaser's acquisition of the new company; "Incremental EBITDA" of a new company is the entire amount of EBITDA of the new company for the Earnout Quarter for which the calculation is being made. Notwithstanding the foregoing, if the incremental EBITDA of the acquired or new company is less than zero, it will not be added to the EBITDA of the Purchaser for purposes of this Exhibit 3.3.

          (c) If the Parent exercises the special payment election provided in Section F below at any time during the same quarter in which it acquires an existing company or starts a new company, the Earnout Payment that would have been payable in respect of that Earnout Quarter shall be calculated pursuant to the standard formula above based on the performance of the Purchaser excluding the incremental EBITDA of the acquired or new company. If the Parent exercises the special payment election provided in Section F below at any time after the quarter in which it acquires an existing company or starts a new company, the Earnout Payment for the applicable Earnout Quarter shall be calculated pursuant to the standard formula above based on the performance of the Purchaser including the incremental EBITDA of the acquired or new company for such Earnout Quarter (or for the period beginning on the date of acquisition or startup if such period is shorter than a full quarter).

     8. In the case of any Change in Control of the Parent or the Purchaser, the acquiring, surviving, and successor entities, jointly and severally, shall agree to remain obligated to make payment to Sellers of all of the payments required hereunder as if no such transaction had occurred.

     9. The Purchaser's business affairs shall be operated under the direction and control of Garrett M. Bender, subject to the general oversight of the Parent's management team and Board (or under the direction and control of his successor if he is no longer the chief executive officer of the Purchaser as a result of his employment being terminated by the Purchaser or Parent for Cause or he has left the employment of the Purchaser without Adequate Justification (as those terms are defined in Mr. Bender's employment agreement with the Parent)). The Parent agrees to consult with the Seller Designated Official with respect to the selection of any successor to Mr. Bender, provided that the Seller Designated Official shall have no approval or veto rights.

     10. (a) Within 45 days of the close of each Earnout Quarter, the Parent shall send, by reputable overnight courier service, the Seller Designated Official a reconciliation report which shall include (i) the financial statements of the Purchaser for and as of the close of the Earnout Quarter, (ii) a calculation of the Earnout Payment, and (iii) a narrative description of any special adjustments or material items that affected the calculation of the Earnout Payment. The report shall be signed on behalf of the Parent by a senior financial officer of the Parent and shall not be subject to revision or modification except in accordance with the procedures set forth below. If the Seller Designated Official receives the report before the Parent publicly releases its financial results for the quarter in question, the Seller Designated Official shall maintain the confidentiality of such financial results and shall not buy or sell the Parent's common stock sooner than 48 hours after the financial results are publicly announced. If an Earnout Payment is payable for the Earnout Quarter for which the reconciliation relates, the Parent shall pay the Earnout Payment by wire transfer to iBill not later than the date that iBill receives the reconciliation report.

          (b) (1) The Sellers shall be entitled to engage a firm of accountants to review Purchaser's books and records for the purpose of verifying the proper amounts due to the Sellers hereunder. (The firm selected by the Sellers shall be one of the "Big Five" accounting firms or Grant Thornton.) If the accountants engaged by the Sellers determine that there has been an underpayment of the amounts due to the Sellers hereunder, the accountants shall deliver to the Parent a report explaining in reasonable detail the basis for the accountants' determination. The report shall be deemed conclusive unless the Parent delivers a written notice to the Seller Designated Official disputing the accountants' report within 30 days of the date that the accountants' report is presented to the Parent.

               (2) If the Parent fails to deliver a timely notice of dispute in writing by the 30th day, the Parent shall promptly pay the amount of the underpayment to the Sellers, together with interest on the underpayment at the prime rate of interest (as shown in The Wall Street Journal), plus 300 basis
                                    -----------------------
points, from the date that is 45 days after the quarter end to which such reconciliation relates to the date of payment. If the underpayment is greater than 2% of the amount due, the Parent shall also pay for the reasonable costs of the Sellers' review, provided that if the Parent ultimately demonstrates that the accountants' report was substantially unfounded, the Sellers shall pay the reasonable fees of the Parent's accountants incurred by the Parent in connection with disputing the report.

               (3) If the Parent delivers to the Seller Designated Official a timely notice of dispute in writing by the 30th day after the Parent receives the accountants' report, then the Sellers and the Parent shall endeavor in good faith to resolve the dispute as soon as practicable. If the Parent and the Sellers fail to do so by the 30th day after the delivery of the notice of dispute by the Parent, then the disputed amount shall be submitted to and settled by arbitration in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association. Such arbitration shall be held in Atlanta, Georgia before a panel of three (3) arbitrators, one selected by the InterCept Parties, one selected by the Sellers, and the third selected by mutual agreement of the first two, and all of whom shall be independent and impartial under the rules of the American Arbitration Association. The decision of the arbitrators shall be final and binding as to any matter submitted under this Agreement. Judgment upon any award rendered by the arbitrators may be entered in any court of competent jurisdiction.

               (4) The Sellers shall not be permitted to challenge a quarterly reconciliation after March 31, 2004.

          (c) The Purchaser shall retain records relevant to the determination of each payment hereunder for a period of three years after the end of the period to which such payment relates. The Sellers will keep confidential all information of the Purchaser obtained during the course of any review permitted hereunder, except (i) the Sellers may use such information in an appropriate legal forum to obtain recovery hereunder, (ii) as required by legal process or
(iii) to the extent such information is otherwise made public.

     11. The Purchaser shall not pay to the Parent, any Affiliate of the Parent or any other Person funds due to customers; provided, however, that those funds may be paid to any customer, consumer or other Person as part of routine transaction processing (including in the settlement of Chargebacks). The Purchaser shall not distribute to the Parent (or any Affiliate of the Parent) any amounts, if and to the extent that, doing so would reduce the amount of shareholders' equity below the amount shown on the opening balance sheet of the Purchaser determined in accordance with GAAP.

     12. On or before the 10th day of each calendar quarter, the Parent shall deliver a notice in writing signed by a financial officer or the general counsel of the Parent, and countersigned by an officer of the Parent's senior secured lender, to the effect that as of the last day of the preceding quarter, the Parent had cash on hand in an amount not less than $8,000,000.

     13. The Purchaser shall not guarantee any indebtedness or other obligation of any other Person, except that the Purchaser may guarantee the Parent's senior credit facility.

D. Events of Default.
   -----------------

     Each of the following shall be an "Event of Default" with respect to the Earnout Payments:

     1. Failure to make any payment when due to the Sellers hereunder (after notice and a 15-day opportunity to cure).

     2. The termination of Garrett M. Bender as the Purchaser's Chief Executive Officer other than (a) by the Company for Cause, or (b) by Mr. Bender's resignation or withdrawal from the Purchaser's employment other than with Adequate Justification. (The terms "cause" and "Adequate Justification" shall have the meanings provided in Mr. Bender's employment agreement with the Parent or Purchaser.)

     3. The Intercept Parties or either of them (a) applies for, consents to or acquiesces in the appointment of a trustee, receiver or other custodian of all or a substantial part of its assets; or (b) makes a general assignment for the benefit of creditors

     4. A trustee, receiver, or other custodian is appointed for either of the Intercept Parties and the same is not discharged or dismissed within 30 days.

     5. Any bankruptcy, reorganization, debt arrangement, or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is instituted against the InterCept Parties (or any significant subsidiary of either of them) and is not dismissed within 30 days.

     6. A Change in Control occurs with respect to the Parent, and the acquiring, surviving, and successor entities, jointly and severally, fail to agree to remain obligated to make payment to Sellers of all of the payments required hereunder as if no such transaction had occurred.

     7. A Change in Control occurs with respect to the Purchaser, other than through a Change in Control of the Parent.

     8. Default in the payment when due (subject to any applicable grace period) of any obligation of the Parent, the Purchaser or the Purchaser's subsidiaries for borrowed money or in respect of obligations, loans or advances, individually or in the aggregate, in amounts in excess of $5,000,000, provided that any payment default that the Purchaser is in good faith contesting, by appropriate proceedings, shall not be deemed to be an Event of Default hereunder.

     9. The InterCept Parties shall be in breach (after notice and a 30-day opportunity to cure) of any of the covenants or agreements set forth in Section C above.

E. Consequences of an Event of Default.
   ------------------------------------

If one or more Events of Default occur (after expiry of any applicable grace or cure period), then, at the election of the Sellers, there shall be immediately due and payable by the InterCept Parties an amount equal to the sum of: (a) $8,000,000 times the number of remaining Earnout Quarters; plus (b) in respect
                                                           ----
of the Earnout Quarter most recently ended, the greater of (i) $8,000,000 or
(ii) the Earnout Payment that would have been payable in respect of such Earnout Quarter pursuant to the standard formula above; plus (iii) any all other accrued but unpaid Earnout Payments. No part of the lump sum payment shall be subject to setoff for any Claim for which the Required Notice had not been sent before the occurrence of the Event of Default. If the Sellers do not elect to exercise the remedy provided in this section, they shall have all other available remedies at law or in equity.

F. Special Payment Election.
   ------------------------

During any Earnout Quarter other than the final Earnout Quarter, the Purchaser may by written notice to the Sellers elect to make a lump sum payment in lieu of any further Earnout Payments under this Agreement. The lump sum payment shall be equal to the sum of: (a) $8,000,000 times the number of remaining Earnout Quarters; plus (b) in respect of the Earnout Quarter in which the notice is
          ----
given, the greater of (i) $8,000,000 or (ii) the Earnout Payment that would have been payable in respect of such Earnout Quarter pursuant to the standard formula above; plus (iii) any and all other accrued but
       ----
unpaid Earnout Payments. Payment of the lump sum amount shall be made not later than 45 days after the end of the Earnout Quarter in which the notice is given. No part of the lump sum payment shall be subject to setoff for any Claim for which the Required Notice had not been sent at least 90 days before the notice of the special payment election is delivered to the Sellers.

G. Examples of Earnout Payment Calculations.
   ----------------------------------------

     1. Assume EBITDA of Purchaser of $5,000,000 in Q3 of 2002. The Parent pays the Sellers $7,500,000, or 7.5 X the $1,000,000 excess, calculated as follows.

     $1,000,000 (Excess Dollars for that quarter)
     Minus
     0 (the sum of all Excess Dollars that were multiplied by 7.5 in calculating an Earnout Payment for previous quarters in 2002) Equals $1,000,000
     Multiplied by 7.5
     Equals $7,500,000, the Earnout Payment for Q3 2002.

     2. Assume EBITDA of Purchaser of $4,500,000 in Q4 of 2002. Cumulative EBITDA of the Purchaser is $9,500,000, compared with an accumulated EBITDA goal of $8,000,000. The excess is $1,500,000, but the Parent has already made an Earnout Payment based on $1,000,000 Excess Dollars for Q3 2002, so the Excess Dollars for purpose of the Earnout Payment for Q4 2002 is $500,000, which multiplied by 7.5 is $3,750,000, calculated as follows:

     $1,500,000 (Excess Dollars for Q4 2002)
     Minus
     $1,000,000 (the sum of all Excess Dollars that were multiplied by 7.5 in calculating an Earnout Payment for previous quarters in 2002)
     Equals $500,000
     Multiplied by 7.5
     Equals $3,750,000, the Earnout Payment for Q4 2002.

Thereafter, in Q1 2003, the accumulated actual EBITDA of the Purchaser is reinstated at $4,000,000 per quarter and accumulates at $4,000,000 per quarter for the Sellers to earn an Earnout Payment.

     3. Assume EBITDA of Purchaser of $3,000,000 in Q1 2003. Cumulative EBITDA of the Purchaser is $3,000,000, compared with an accumulated EBITDA goal for Q1 2003 of $4,000,000. The Excess Dollars are $0, which multiplied by 7.5 is $0.

     4. Thereafter, assume EBITDA of Purchaser of $6,000,000 in Q2 2003. Cumulative EBITDA of the Purchaser is $9,000,000, compared with an accumulated EBITDA goal for Q2 2003 of $8,000,000. The excess is $1,000,000, even though Purchaser has exceeded the individual quarterly goal for Q2 2003 by $2,000,000, so the

Excess Dollars for purpose of the Earnout Payment for Q2 2003 is $1,000,000, which multiplied by 7.5 is $7,500,000, calculated as follows:

     $1,000,000 (Excess Dollars for Q2 2003)
     Minus
     $0 (the sum of all Excess Dollars that were multiplied by 7.5 in calculating an Earnout Payment for previous quarters in 2003) Equals $1,000,000
     Multiplied by 7.5
     Equals $7,500,000, the Earnout Payment for Q2 2003.

     5. Assume that Net Income in an Earnout Quarter is $2.7 million. The calculation of EBITDA (following an adjustment for the discount rate reductions and other adjustments shown herein) would be determined as follows:

Net Income                $  2,700,000

Interest Income          ($    100,000) (on undistributed earnings, not on
customer holdbacks)
Gain from
Discontinued Items       ($          0)
Extraordinary
Income                   ($          0)


Adjusted Net Income       $  2,600,000

Plus
Interest Expense          $    300,000
Taxes                     $  1,200,000
Depreciation              $    500,000
Amortization              $    500,000
                          ------------

EBITDA                    $  5,100,000
                          ============

Savings Resulting
From Reduction in
Discount Rate paid to
card processor post
closing                  ($    200,000)

EBITDA 50%
Adjustment               ($    100,000) (assuming qualification under Section B.1(g))

Adjusted EBITDA           $  5,000,000
                          ============

H.  Modification with Consent of iBill.
    ----------------------------------

       The terms of this Exhibit 3.3 can be amended with the written consent of the InterCept Parties and iBill.

                                  Exhibit 7.2.1

                    Closing Certificate of InterCept Parties

                                  Exhibit 7.2.2

                                  Bill of Sale

                                 (see attached)

                                  Exhibit 7.3.1

                         Closing Certificate of Sellers

                                Exhibit 8.21.1(C)

                          Opinion of Counsel to Sellers

                                 (see attached)

                                Exhibit 8.21.1(D)

                            Non-Compete Agreements of

                          Albert J. Angel and Eric Cherry

                                Exhibit 8.21.1(E)

                             Employment Agreement of

                                 Garrett Bender

                                Exhibit 8.21.2(D)

                               Opinion of NMRS or

                     Opinion of Counsel to InterCept Parties

                                Exhibit 8.21.2(D)

                        Debitpayments.com, LLC Term Sheet

                                       66